EXHIBIT 10.1

                             AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                             OF CORAL ENERGY, L.P.

                          (DATED AS OF APRIL 1, 1997)

THE INTERESTS DESCRIBED IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (THE "ACTS"). SUCH INTERESTS ARE BEING OFFERED AND SOLD FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE ACTS OR AN EXEMPTION THEREFROM UNDER THE ACTS.
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                               TABLE OF CONTENTS


ARTICLE I     DEFINITIONS....................................................3
              1.1 Definitions................................................3
              1.2 Other Defined Terms.......................................18
              1.3 Construction..............................................18
              1.4 References................................................19

ARTICLE II    FORMATION, NAME, PURPOSES AND OFFICES.........................19
              2.1 Organization..............................................19
              2.2 Partnership Name..........................................19
              2.3 Purposes..................................................19
              2.4 Registered Office; Principal Office.......................20
              2.5 Term......................................................20
              2.6 Filings...................................................20
              2.7 Independent Activities....................................20
              2.8 Powers....................................................21
              2.9 Subsidiaries..............................................21

ARTICLE III   PARTNERS' CAPITAL CONTRIBUTIONS AND SHIFTS IN
              EQUITY SHARES.................................................21
              3.1 Capital Contributions.....................................21
              3.2 Capital Contributions of the Partners.....................21
              3.3 True-up of Value of Economic Interests Contributed........22
              3.4 Additional Funding........................................25
              3.5 Capital Accounts..........................................27
              3.6 Partnership Preferred Return Determination Prompted by
                  Unanticipated Change in Volume............................30
              3.7 Other Matters.............................................33

ARTICLE IV    DISTRIBUTIONS.................................................34
              4.1 Distributions.............................................34
              4.2 General Rule..............................................34
              4.3 Distribution of Portfolio Earnings........................35
              4.4 Tax Distributions.........................................35
              4.5 Special Distributions.....................................36

ARTICLE V     ALLOCATIONS...................................................36
              5.1 Allocations of Income and Loss............................36
              5.2 Allocations of Portfolio Earnings.........................36
              5.3 Special Allocations.......................................37
              5.4 Regulatory Allocations....................................38
              5.5 Curative Allocations......................................40
              5.6 Other Allocation Rules....................................41
              5.7 Allocations for Tax Purposes..............................42

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ARTICLE VI   MANAGEMENT OF THE PARTNERSHIP..................................45
             6.1  Board.....................................................45
             6.2  Officers..................................................49
             6.3  Powers Reserved to General Partners.......................50
             6.4  Resolution of Deadlock....................................53
             6.5  Duties, Rights and Obligations of Partners................54
             6.6  Indemnification of the General Partner....................55
             6.7  Partnership Accounts......................................56
             6.8  Approval by Limited Partners..............................56
             6.9  Reliance by Third Parties.................................56
             6.10 Transactions with Partners................................56

ARTICLE VII  BOOKS AND RECORDS..............................................56
             7.1  Books and Records; Periodic Reporting.....................56
             7.2  Right to Inspection.......................................58
             7.3  Tax Matters Partner.......................................58
             7.4  Tax Elections.............................................59

ARTICLE VIII TRANSFER; ADMISSION AND WITHDRAWAL OF PARTNERS.................59
             8.1  Restrictions on Transfer..................................59
             8.2  Transfer to Affiliate or Transfer with Consent............60
             8.3  "First Look" Transfers After Exit Date....................60
             8.4  "Last Look" Transfers After Exit Date.....................61
             8.5  Partnership Interest Retirement Option....................62
             8.6  Admission of New Limited Partners.........................63
             8.7  Change of Control.........................................64
             8.8  Withdrawal of a Partner...................................66
             8.9  Substitute Partners.......................................66
             8.10 Effect of Disposition.....................................67
             8.11 Effect of Noncompliance...................................67
             8.12 Effect on Supply Agreements...............................67

ARTICLE IX   DISSOLUTION OF PARTNERSHIP.....................................68
             9.1  Dissolution Events........................................68
             9.2  Reconstitution of the Partnership.........................70
             9.3  Salmon Purchase Option....................................70

ARTICLE X    LIQUIDATION OF THE PARTNERSHIP.................................71
             10.1 Liquidation...............................................71
             10.2 Compliance With Timing Requirements of Regulations........72
             10.3 Deemed Distribution and Reconstitution....................72
             10.4 Rights of Limited Partners................................72

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CONFIDENTIAL TREATMENT.  (NOTE: * INDICATES OMITTED MATERIAL FOR
WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.  ALL SUCH
MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.)

ARTICLE XI   REPRESENTATIONS OF LIMITED PARTNERS;
              INDEMNIFICATION................................................73
             11.1 Representations of Limited Partners........................73
             11.2 Indemnification............................................74
             11.3 Net Worth Maintenance......................................75

ARTICLE XII   MISCELLANEOUS..................................................75
             12.1  *.........................................................75
             12.2  Additional Documents and Acts.............................75
             12.3  Governing Law.............................................75
             12.4  Severability..............................................75
             12.5  Binding Effect............................................75
             12.6  Agreement Restricted to Partners..........................76
             12.7  Counterparts..............................................76
             12.8  Power of Attorney; Amendments.............................76
             12.9  Notices...................................................76
             12.10 Binding Arbitration.......................................77
             12.11 Confidential Information..................................79
             12.12 Waiver of Consequential and Punitive Damages; Express
                    Negligence...............................................80
             12.13 Conflicts with Initial Agreements.........................81
             12.14 Merger....................................................81

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EXHIBITS

  A1 - Initial Capital Contributions in 1995
  A2 - List of Original Partners
  A3 - Agreed Value of Contributed Contracts at January 1, 1997
  A4 - Salmon GP and LP Capital Contributions
  B -  Initial Agreements
  C -  Shell LP1 Economic Interest Contributions
  D -  Tejas LP1 Economic Interest Contributions
  E - Projected Sales Margins of Shell LP1 Economic Interest Contributions F - Projected Sales Volumes of Tejas LP1 Economic Interest Contributions G - Initial Business Plan [See Section 3.6(a)]
  H -  Salmon Volume Projections [See Section 3.6(a)]
  I -  Capital Accounts opening balance and Partnership Percentages at
         April 1, 1997
  J -  Definition of Applicable Amount

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THE INTERESTS DESCRIBED IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (THE "ACTS"). SUCH INTERESTS ARE BEING OFFERED AND SOLD FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE ACTS OR AN EXEMPTION THEREFROM UNDER THE ACTS.

                             AMENDED AND RESTATED
                       LIMITED PARTNERSHIP AGREEMENT OF
                              CORAL ENERGY, L.P.

      THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
("AGREEMENT") of Coral Energy, L.P. (the "PARTNERSHIP"), shall be effective as of April 1, 1997 (the "EFFECTIVE DATE"), by and among Shell Coral Resources GP Company ("Shell GP"), formerly known as Shell Gas Marketing Company, a Delaware corporation, Tejas Coral GP Company, formerly known as Tejas Alliance GP Company, a Delaware corporation ("Tejas GP"), Salmon Holdings, Inc. ("Salmon GP"), a Delaware corporation, each as a general partner of the Partnership, Shell Coral Investment Company ("SCIC"), formerly known as Shell Gas Investment Company, a Delaware corporation, and Shell Coral Resources Company ("SCRC") a Delaware corporation, Tejas Coral Resources Company, formerly known as Tejas Alliance Resources Company ("TCRC"), a Delaware corporation, Tejas Coral Energy Company, formerly known as Tejas Alliance Energy Company ("TCEC") a Delaware corporation, and Salmon Resources Ltd. ("Salmon LP"), a Wyoming corporation, as limited partners (together the "Parties").

                                   RECITALS:

      WHEREAS, subsidiaries and affiliates of, respectively, Tejas Gas Corporation and Shell Oil Company, as more specifically described in EXHIBIT A2 to this Agreement, have formed the Partnership pursuant to the terms of the Limited Partnership Agreement (the "Original Partnership Agreement") of the Partnership dated as of September 1, 1995, for the purpose (without limitation by this recital) of buying and selling natural gas, natural gas liquids and electricity, engaging in the derivatives business and the financing of natural gas, natural gas liquids, and electricity development projects, all of the foregoing to be pursued throughout the United States, Canada, and Mexico;

      WHEREAS, Shell GP and Tejas GP are the general partners in the Partnership as of December 31, 1996;

      WHEREAS, with effect from November 1, 1995, SOI and SWEPI (as such terms are defined in EXHIBIT A2) each transferred their limited partnership Interests in the Partnership to Shell Coral Resources Holdings, Inc. ("SCRHI");

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      WHEREAS, with effect from November 1, 1995, SCRHI transferred its limited partnership Interest in the Partnership to Shell Gas Trading Company ("SGTC");

      WHEREAS, with effect from December 31, 1995, the entities comprising Tejas LP1, as such term is defined in EXHIBIT A2 to this Agreement, each transferred their respective limited partnership Interests in the Partnership to Tejas Coral Holding Company ("TCHC"), formerly known as Tejas Alliance Holding Company;

      WHEREAS, with effect from December 31, 1995, TCHC transferred its limited partnership Interest in the Partnership to TCEC;

      WHEREAS, with effect from December 31, 1995, SGTC transferred its Interest in profits, but not capital, arising from its limited partnership Interest in the Partnership to SCRC;

      WHEREAS, with effect from January 1, 1997, SGTC transferred its remaining Partnership Interest to SCRC;

      WHEREAS, with effect from January 1, 1997, (i) Shell GP sold a 0.16-23rds% general partnership Interest in the Partnership to Tejas GP, (ii) SCIC sold a 0.8696% limited partnership Interest to Tejas LP2 and (iii) SCRC sold a 15.6304% limited partnership Interest in the Partnership to Tejas LP2, in each case in accordance with the terms of the Sale and Purchase Agreement entered into between all of these corporations dated as of January 1, 1997;

      WHEREAS, the Limited Partners in the Partnership as of January 1, 1997, are therefore SCIC, SCRC, TCRC and TCEC;

      WHEREAS, SGTC and the Parties, other than Salmon GP and Salmon LP, entered into a First Amendment Agreement (the "First Amendment Agreement") to the Original Partnership Agreement dated as of April 3, 1996, amending certain of the provisions of the Original Partnership Agreement with effect from November 1, 1995;

      WHEREAS, SGTC and the Parties, other than Salmon GP and Salmon LP, entered into a Second Amendment Agreement (the "Second Amendment Agreement") to the Original Partnership Agreement dated as of April 10, 1996, amending certain of the provisions of the Original Partnership Agreement with effect from November 1, 1995;

      WHEREAS, in order to change the name of the Partnership from Coral Energy Resources, L.P. to Coral Energy, L.P., SGTC and the Parties, other than Salmon GP and Salmon LP, entered into a Third Amendment Agreement dated as of June 3, 1996, amending certain of the provisions of the Original Partnership Agreement;

                                    -2-
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CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

      WHEREAS, Salmon GP and Salmon LP now wish to participate in the Partnership as a general partner and as a limited partner respectively with effect from the Effective Date and accordingly have agreed to adhere to the Original Partnership Agreement as amended and set forth in full in this Agreement; and

      WHEREAS, references to Shell GP, Tejas GP, Salmon GP, SCIC, SCRC, TCRC, TCEC and Salmon LP herein shall also refer to any successor to their respective Interests (as herein defined).

      NOW, THEREFORE, in consideration of the mutual undertakings and agreements in this Agreement, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 DEFINITIONS. In addition to the defined terms set forth above, the following capitalized terms shall have the following meanings when used in this
Agreement:

            (a) ""*" CREDIT RATING" means a credit rating of "*" or above from Standard & Poor's or "*" or above from Moody's Investor Service.

            (b) "ACCOUNTANTS" means the independent accounting firm retained by the Board to audit the financial statements of the Partnership.

            (c) "ACT" means the Delaware Revised Uniform Limited Partnership Act, Title 6, Chapter 17 of the Delaware Code, as amended from time to time (or any corresponding provisions of succeeding law).

            (d) "ADDITIONAL CAPITAL CONTRIBUTION" means any Capital Contribution by a Partner other than its initial Capital Contributions.

            (e) "ADDITIONAL PARTNERS" means any Partner acquiring a newly created Interest after April 1, 1997.

            (f) "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Limited Partner, the balance in such Limited Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

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                  (i) Credit to such Capital Account the maximum amount which such Limited Partner could then be obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations;

                  (ii) Debit to such Capital Account the items described in
            Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
            1.704- 1(b)(2)(ii)(d)(6) of the Regulations.

      The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith. The Adjusted Capital Account in respect of an interest held by a Limited Partner shall be the amount which such Adjusted Capital Account would be if such interest in the Partnership was the only interest in the Partnership held by a Limited Partner.

            (g) "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Adjusted Capital Account.

            (h) "ADJUSTED PROPERTY" means any property the Carrying Value of which has been adjusted pursuant to SECTION 3.5(b) OR 3.5(c). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to SECTION 3.5(b) OR 3.5(c).

            (i) "AFFILIATE" means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

            (j) "AGGREGATE APPLICABLE AMOUNT" has the meaning ascribed to such term on EXHIBIT J hereto.

            (k) "AGREED VALUE" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Board using such reasonable method of valuation as it may adopt. The Board shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

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            (l)   "APPLICABLE AMOUNT" has the meaning ascribed to such term on
      EXHIBIT J hereto.

            (m) "Asset Purchase Agreement" means the Asset Purchase Agreement dated April 1, 1997 between Salmon Resources Ltd. and the Partnership.

            (n) "BOARD" has the meaning ascribed to such term in SECTION 6.1(a).

            (o) "BOOK-TAX DISPARITY" means with respect to any item of Contributed Property or Adjusted Property, as of the Date of Determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to SECTION 3.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

            (p) "BREAK-UP VALUE" means the cash plus fair market value of contracts and other assets (net of any liabilities and net of any debt encumbering such assets) that would be received by the Requesting Partner Group from a liquidation of the Partnership in accordance with ARTICLE X, following a dissolution in accordance with ARTICLE IX.

            (q) "BUSINESS DAY" means any day upon which national banks are open for business in the city of Houston, Texas.

            (r) "BUSINESS PLAN" means a document setting forth the Partnership's strategy, profit plan, marketing and trading plan, financing and capitalization plan, capital expenditures budget and expense budget, as approved by the Board. The initial Business Plan is attached as EXHIBIT G.

            (s) "CANADA" means the nation of Canada and each of its Provinces and territories, including without limitation, Quebec and Indian territories, reservations, and/or nations, whether or not any of the foregoing shall secede, become independent or otherwise change its relationship with the nation of Canada, together with the government of Canada and "Canadian" shall be construed accordingly.

            (t) "CAPITAL ACCOUNT" means the Capital Account maintained for each Partner pursuant to SECTION 3.5.

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CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (u) "CAPITAL CHARGE" means an amount computed on the applicable outstanding balance, from time to time, at the rate of * per annum, pretax.

            (v) "CAPITAL CONTRIBUTIONS" means, with respect to any Partner, the amount of money, in cash, and the initial Net Agreed Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner. Loans to the Partnership shall not be considered Capital Contributions or included in the Capital Account of any Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Section 1.704-1(b)(2)(ii)(c) of the Regulations) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

            (w) "CARRYING VALUE" means (i) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such Contributed Property and
      (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the Date of Determination. The Carrying Value of any property shall be adjusted from time to time in accordance with SECTIONS 3.5(b) AND 3.5(c) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as approved by the General Partners.

            (x) "CASH CONTRIBUTION EQUIVALENT" means the amount of additional cash equity that would be required by the Partnership to achieve the same objective, were the credit support not to be provided.

            (y) "CEC" means Coral Energy Canada Inc., an entity continued under the laws of Alberta, Canada.

            (z) "CEC HOLDINGS" means Coral Energy Canada Holdings Inc., an entity formed under the laws of Alberta, Canada.

            (aa) "CEC SUPPLY AGREEMENT" means the Gas Sale and Purchase Contract between CEC and the Partnership and any and all renewals, extensions, amendments, and successors thereto.

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            (ab)  "CEO" has the meaning ascribed to such term in SECTION 6.2.

            (ac) "CERTIFICATE" means the Certificate of Limited Partnership of the Partnership as amended from time to time filed in the Office of the Secretary of State of Delaware.

            (ad) "CLASS A COMMON STOCK" means the Class A Common Stock issued by CEC Holdings and held by the Partnership.

            (ae) "CLASS B COMMON STOCK" means the Class B Common Stock issued by CEC Holdings and held by the Partnership.

            (af)  "CODE" means the Internal Revenue Code of 1986, as amended.

            (ag) "COMMITTED VOLUMES" (i) in the case of gas supplied by a member of the Salmon U.S. Partner Group, means the A-Line Quantity (as defined in the Supply Agreement with such member) in effect at the time and (ii) in the case of gas supply by any member of the Shell Partner Group or the Tejas Partner Group, means volumes of natural gas required for the Partnership's performance of delivery obligations under gas sales and purchase contracts in effect at the time viewed at the level of the Partnership's requirement for such volumes to fulfill its overall contractual commitments and, where applicable, in relation to specific contracts where volume requirements can only commercially realistically be satisfied from one source.

            (ah) "CONTINUING DIRECTORS" means those members of the board of directors of the Affected Shareholder who are not affiliated with or were not nominated by a New Control Group and who were members of the board of directors prior to the time such New Control Group acquired control of the Affected Shareholder.

            (ai) "CONTRIBUTED PROPERTY" means each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed to the Partnership (or deemed contributed to the Partnership) by members of the Shell Partner Group, Salmon U.S. Partner Group or Tejas Partner Group whether on termination and reconstitution of the Partnership pursuant to Section 708 of the Code or otherwise. Once the Carrying Value of a Contributed Property is adjusted pursuant to SECTION 3.5(b) AND 3.5(c), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

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CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (aj) "CURATIVE ALLOCATION" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of
      SECTION 5.5.

            (ak) "DATE OF DETERMINATION" means, as the case may be, the date upon which there is a Capital Contribution of money or other property to the Partnership as consideration for an Interest, a liquidation of the Partnership, or a distribution of money or other property to a retiring or continuing Partner as consideration for the reduction of the Interest of the Partner in the Partnership.

            (al) "DEADLOCK" has the meaning ascribed to such term in SECTION 6.4(a).

            (am) "DEBIT OF RETURN" means a reduction in the Partnership Percentages or distributions and/or income allocations of a Responsible Partner or Responsible Partners, as determined in accordance with SECTION 3.6.

            (an) "EFFECTIVE DATE" has the meaning ascribed to such term in the initial paragraph hereof.

            (ao) "EFFECTIVE TAX RATE" means the sum of (i) the current maximum marginal federal income tax corporate rate and (ii) * (stipulated state and local income tax rate) multiplied by 1 minus the tax rate in clause
      (i).

            (ap) "FAIR MARKET VALUE" means appraised value (taking into account the effect of the termination of the Initial Agreements and/or the effect of the termination of the Shell Canada Supply Agreement on the value of the Partnership's beneficial interest in CEC and on the volumes supplied under the CEC Supply Agreement) on a going concern basis and applying no discount or premium for minority or majority interest. The appraisal shall be conducted by Morgan Stanley & Co. Incorporated (or if Morgan Stanley has a conflict or declines to conduct the appraisal for a market fee, then Merrill Lynch & Co.), or such other investment banking firm as the General Partners may agree.

            (aq) "FISCAL YEAR" means the period commencing on the Effective Date or any subsequent January 1 and ending on the earlier to occur of (A) the next December 31 or (B) the date on which all assets of the Partnership are distributed pursuant to SECTION 10.1 and the Certificate has been canceled pursuant to the Act.

            (ar) "GENERAL PARTNERS" means Shell GP, Tejas GP, Salmon GP and each other general partner admitted as a Partner in the Partnership.

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            (as) "GROSS MARGIN" during any period means the sum of (i) amounts of net benefit paid during such period by the Salmon U.S. Partner Group to the Partnership and its U.S. subsidiaries under the terms of the Asset Purchase Agreement, plus (ii) the amount of (w) the Partnership's and its U.S. subsidiaries' gross sales revenues for re-sale of gas purchased from the Salmon U.S. Partner Group during such period, minus (x) the cost of such gas paid by the Partnership and its U.S. subsidiaries to the Salmon U.S. Partner Group under the Salmon Supply Agreement, minus (y) applicable transportation costs, plus or minus, as the case may be, (z) the monthly Hedge Settlements on price, currency and basis hedges related to the physical gas contracts under which the Partnership and/or its U.S. subsidiaries purchase or sell such gas.

            (at) "HEDGE SETTLEMENTS" means the cash amounts actually paid and/or received by the Partnership and its U.S. subsidiaries (whether paid or received during or after the applicable period in question) in respect of price, currency and basis hedges in effect during any applicable period, whether under exchange-traded futures contracts, over-the-counter (OTC) contracts, swaps, or otherwise. In general, such payments will be determined by multiplying the settlement price established by the relevant futures exchange by the number of contracts (appropriately weighted for the volume per contract). For OTC contracts, the payments generally will be determined by multiplying the notional contract price by the contract volume. For some OTC contracts and swaps, payments may be determined by reference to independent quotations of prices from reference market makers.

            (au) "INDEPENDENT EVALUATOR" has the meaning ascribed to such term in SECTION 3.6; provided, that, if the Board members are unable to agree, the Independent Evaluator shall be the investment banking firm selected in accordance with the definition of "Fair Market Value" herein.

            (av) "INITIAL AGREEMENTS" means those agreements described on EXHIBIT B hereto.

            (aw)  "INTEREST" means the interest of a Partner in the Partnership.

            (ax) "INTEREST RATE" means the prime lending rate quoted by Citibank, N.A., to its best customers for loans having a maturity of 90 days or less, plus 300 basis points.

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CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (ay) "INVESTMENT GRADE" means, in relation to any Person, that such Person has a credit rating of "*" or above from Standard & Poor's or "*" or above from Moody's Investor Service.

            (az) "KEY MINORITY ACTION" has the meaning ascribed to such term in
      SECTION 6.4(a).

            (ba) "LIMITED PARTNERS" means SCIC, SCRC, TCRC, TCEC and Salmon LP and each other Person who becomes a limited partner pursuant to the terms of this Agreement.

            (bb) "LP1 PARTNER" means Shell LP1 and/or Tejas LP1, as the case may be.

            (bc) "MINIMUM NET WORTH" means 10% of the Partnership's Capital Contributions described in Section 4.03(1) of Rev. Proc. 92-88, 1992-2 C.B. 496, as amended or otherwise modified.

            (bd) "NET AGREED VALUE" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to SECTION 3.5(c) at the time such property is distributed), reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under
      Section 752 of the Code.

            (be) "NEW CONTROL GROUP" means any single person or group (other than Frederic C. Hamilton, Charles C. Gates, and Jay A. Precourt as to Tejas Parent, and other than members of the Royal Dutch/Shell Group of Companies as to Shell Parent and as to Shell Canada) within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended, including, without limitation, any such Person or group that acquires such status as a result of a purchase in foreclosure or from a bankruptcy or reorganization under Chapter 11 of the Bankruptcy Code.

            (bf) "NIBT" means net income, before federal and state income taxes, of the Partnership determined in accordance with generally accepted accounting principles as applied to the Partnership.

            (bg) "NONRECOURSE DEDUCTIONS" has the meaning ascribed to such term in Section 1.704-2(b)(1) of the Regulations.

            (bh) "NONRECOURSE LIABILITY" has the meaning ascribed to such term in Section 1.704-2(b)(3) of the Regulations.

            (bi) "NON-NORTH AMERICAN SHELL AFFILIATE" means, subject to (iii) below, N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a Netherlands company, The "Shell" Transport and Trading Company, p.l.c., an English company, and any company directly or indirectly affiliated to these two companies or either of them, and for the purposes of this definition a particular company is:

                  (i) "Directly affiliated" to a company or companies if the latter holds/hold stock representing fifty-percent (50%) or more of the votes exercisable at a general meeting (or its equivalent) of the particular company, and

                  (ii) "Indirectly affiliated" to a company or companies ("the parent company or companies") if a series of companies can be specified, beginning with the parent company or companies and ending with a particular company, so related that each company of the series, except the parent company or companies, is directly affiliated to one or more companies earlier in the series.

                  (iii) This definition of Non-North American Shell Affiliates shall not include Shell Parent or Shell Canada, as the case may be, respectively or any company directly or indirectly affiliated to Shell Parent or Shell Canada as appropriate where Shell Parent or Shell Canada is taken to be the parent company described in (ii) above.

            (bj) "OFFICERS" has the meaning ascribed to such term in SECTION 6.2(a).

            (bk) "ORIGINAL PARTNERSHIP AGREEMENT" has the meaning ascribed to such term in the recitals to this Agreement.

            (bl) "PARTNER GROUP" means two or more Partners each of whom is an Affiliate of each of the others, it being understood and agreed that Partners in the Shell Partner Group and Partners in the Salmon Group are not Affiliates of each other for this purpose.

            (bm) "PARTNER NONRECOURSE DEBT" has the meaning ascribed to such term in Section 1.704-2(b)(4) of the Regulations.

            (bn) "PARTNER NONRECOURSE DEBT MINIMUM GAIN" means that amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum

      Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the principles of
      Section 1.704-2(i)(3) of the Regulations.

            (bo) "PARTNER NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditure (including any expenditure described in Sections 705(a)(2)(b) of the Code) that, in accordance with the principles of Sections 1.704- 2(i)(1) and (2) of the Regulations, are attributable to a Partner Nonrecourse Debt.

            (bp) "PARTNERS" means the General Partners and the Limited Partners, where no distinction is required by the context in which the term is used herein.
      "Partner" means any one of the Partners.

            (bq) "PARTNERSHIP" means Coral Energy, L.P., the limited partnership created by the Original Partnership Agreement and continued in effect under the terms of this Agreement.

            (br) "PARTNERSHIP ACCOUNTS" has the meaning ascribed to such term in
      SECTION 6.7.

            (bs) "PARTNERSHIP PERCENTAGE" means the percentage share of certain items of profit and loss as from time to time established pursuant to the terms hereof. The Partnership Percentages of the Partners on April 1, 1997, are set forth on EXHIBIT I hereto.

            (bt) "PARTNERSHIP MINIMUM GAIN" has the meaning ascribed to such term in Sections 1.704-2(b)(2) and (d) of the Regulations.

            (bu) "PERSON" means any individual, partnership, corporation, limited liability company, trust, or other entity.

            (bv) "PHYSICAL CONTRACT" means any contract for the physical delivery of energy (including, without limitation, energy in the form of natural gas, natural gas liquids or electricity) that the Partnership reasonably expects to perform by actual delivery of product to the counter-party.

            (bw) "PORTFOLIO" means all of the Salmon U.S. Partner Group's third-party natural gas supply contracts, gas sales contracts and agency agreements listed on EXHIBIT A4, as they exist on April 1, 1997, in respect of which interests or economic benefits are contributed to the Partnership or its U.S. subsidiaries.

            (bx) "PREFERRED RETURN" means an amount payable from NIBT to a Responsible Partner or Responsible Partners, as determined in accordance with SECTION 3.6. Preferred Returns shall be paid PARI PASSU with distributions under SECTIONS 4.1, 4.2 AND 4.3 to the Partners unless otherwise specified by the Board.

            (by) "PROPERTY OR PROPERTY" means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

            (bz) "QUALIFIED FINANCIAL INSTITUTIONS" means banks, insurance companies, investment companies, mutual funds, investment banks, and other recognized financial institutions.

            (ca) "RECAPTURE INCOME" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or assets.

            (cb) "REGULATIONS" means the Income Tax Regulations promulgated under the Code, as amended (including corresponding provisions of succeeding regulations).

            (cc) "RESIDUAL GAIN" or "RESIDUAL LOSS" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain is not allocated pursuant to SECTIONS 5.7(b)(i)(a) OR 5.7(b)(ii)(a), to eliminate Book-Tax Disparities.

            (cd) "RESPONDENT," whether one or more, or "RESPONDENTS," whether one or more, means (i) Tejas LP2 and Salmon LP (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase), where Shell LP1, Shell LP2, or a successor to either of their Interests is the Selling Partner ("Shell LP Interests Sellers"), (ii) Shell LP2 and Salmon LP (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where Tejas LP1, Tejas LP2 or a successor to either of their Interests is the Selling Partner ("Tejas LP Interests Sellers"), (iii) Tejas GP and Salmon GP (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where Shell GP or a successor to its Interest is the Selling Partner, (iv) Shell GP and Salmon GP (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where Tejas GP or a successor to its Interest is the Selling Partner, (v) Shell LP2, Salmon LP and Tejas LP2 (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where any other Limited Partner is the Selling Partner, (vi) Shell GP, Salmon GP and Tejas GP (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where any other General Partner is the Selling Partner, (vii) Shell

      LP2 and Tejas LP2 (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where Salmon LP, or a successor to its Interests, is the Selling Partner (the "Salmon LP Interests Sellers"), (viii) Shell GP and Tejas GP (in proportions as agreed between them, otherwise in proportion to the respective Partnership Percentages of those of them electing to participate in the purchase) where Salmon GP is the Selling Partner, (ix) Tejas LP2 where both Shell LP Interests Sellers and Salmon LP Interests Sellers are Selling Partners, (x) Salmon LP where both Tejas LP Interest Sellers and Shell LP Interest Sellers are Selling Partners, (xi) Shell LP2 where both Tejas LP Interest Sellers and Salmon LP Interest Sellers are Selling Partners, and (xii) Tejas GP where both Salmon GP and Shell GP, or their respective successors, are Selling Partners; provided, however, that if, at any time when there is more than one Respondent, any Respondent fails to give a notice, fails to make an election, or rejects any offer, then the other Respondent shall have a period of 30 days, from the date of its actual knowledge of such failure or rejection, within which to assume the rights of such failing or rejecting Respondent.

            (ce) "RESPONSE" has the meaning ascribed to such term in SECTION 8.3(a).

            (cf) "RESPONSIBLE PARTNER" means (i) in the case of additional or reduced volumes from or attributable to any member of the Shell Partner Group, the one or more Partners from among the Shell Partner Group designated by the Shell Parent, (ii) in the case of additional or reduced volumes from or attributable to any member of the Tejas Partner Group, the one or more Partners from among the Tejas Partner Group designated by the Tejas Parent, (iii) in the case of additional or reduced volumes from or attributable to any member of the Salmon U.S. Partner Group, the one or more Partners from among the Salmon U.S. Partner Group designated by Salmon; provided, that the Shell Parent, the Tejas Parent or Salmon, as the case may be, shall designate Partner(s) having sufficient Partnership Percentages to more than offset any Debit of Return.

            (cg) "RESPONSIBLE PARTNER GROUP" means the Shell Partner Group, the Salmon U.S. Partner Group or the Tejas Partner Group, as the case may be, that is responsible (directly or indirectly through Affiliates) for any increased or reduced volumes as described in SECTION 3.6.

            (ch) "SALES MARGIN" has the meaning ascribed to such term in SECTION 3.3(b).

            (ci)  "SALMON" means Salmon Resources Ltd.

            (cj) "SALMON AFFILIATE" means any member of the Salmon U.S. Partner Group.

            (ck) "SALMON GP" means Salmon Holdings, Inc., together with any successor in interest to the Interest held by Salmon Holdings, Inc. or its successors.

            (cl) "SALMON LP" means Salmon Resources Ltd., together with any successor in interest to the Interest held by Salmon Resources Ltd. or its successors.

            (cm) "SALMON MARKETING FEE" means the fee that Salmon LP pays to the Partnership pursuant to SECTION 3.7(d).

            (cn)  "SALMON PARENT" means Shell Canada.

            (co) "SALMON GROUP" means Shell Canada together with Salmon and other Affiliates of Shell Canada (other than Non-North American Shell Affiliates and members of the Shell Partner Group).

            (cp) "SALMON PARTNERSHIP INTEREST" means the Interests held by the Salmon U.S. Partner Group.

            (cq) "SALMON SUPPLY AGREEMENT" means each and all of those certain Gas Sale and Purchase Contracts between Salmon and/or any of its Affiliates (excluding Non-North American Shell Affiliates, Affiliates (including Shell Canada) that do not conduct business in the U.S. and Shell Parent and its Affiliates), as seller, and the Partnership or any of its U.S. subsidiaries, as buyer, and any and all renewals, extensions, amendments, and successors thereto and any marketing or sales administration agreement providing for the same economic benefit for certain gas volumes that, due to restrictions, cannot be otherwise included in a Salmon Supply Agreement.

            (cr) "SALMON U.S. PARTNER GROUP" means Salmon together with its Affiliates (other than Non-North American Shell Affiliates, Affiliates (including Shell Canada) that do not conduct business in the US and members of the Shell Partner Group).

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (cs) "* CONTRACT" means the Gas Sale and Purchase Agreement dated * between Shell Canada and * as amended from time to time.

            (ct) "SELLING PARTNER" means the Partner defined as such in SECTION
      8.3 or 8.4, as the case may be.

            (cu) "SHAREHOLDER" has the meaning ascribed to such term in SECTION 8.7.

            (cv) "SHELL AFFILIATES" means any member of the Shell Partner Group.

            (cw) "SHELL CANADA" means Shell Canada Limited, a corporation incorporated under the laws of Canada.

            (cx) "SHELL CANADA SUPPLY AGREEMENT" means each and all of those certain Gas Sale and Purchase Contracts between Shell Canada and/or any of its Affiliates (excluding Non-North American Shell Affiliates, U.S. Affiliates of Shell Canada, and Shell Parent and its Affiliates), as seller, and CEC or any of its subsidiaries, as buyer, and any and all renewals, extensions, amendments, and successors thereto and any marketing or sales administration agreement providing for the same economic benefit for certain gas volumes that, due to restrictions, cannot be otherwise included in a Shell Canada Supply Agreement.

            (cy) "SHELL GP" means Shell Coral Resources GP Company, together with any successor in interest to the Interest held by Shell Coral Resources GP Company or its successors.

            (cz) "SHELL LP1" means Shell Coral Resources Company, together with any successor in interest to the Interest held by Shell Coral Resources Company or its successors.

            (da) "SHELL LP2" means Shell Coral Investment Company, together with any successor in interest to the Interest held by Shell Coral Investment Company or its successors.

            (db) "SHELL PARENT" means Shell Oil Company, a Delaware corporation.

            (dc) "SHELL PARTNER GROUP" means the Shell Parent together with Affiliates of the Shell Parent (other than Non-North American Shell Affiliates and members of the Salmon Group).

            (dd) "SHELL SUPPLY AGREEMENT" means each and all of those certain Gas Sale and Purchase Contracts between Shell Parent and/or any of its Affiliates (excluding Non-North American Shell Affiliates and Shell Canada and its Affiliates), as sellers, and the Partnership or any of its subsidiaries, as buyer, and any and all renewals, extensions, amendments, and successors thereto and any marketing or sales administration agreement providing for the economic benefit of certain gas volumes that, due to restrictions, cannot be otherwise included in a Shell Supply Agreement.

            (de) "SHELL TRUE-UP AMOUNT" has the meaning ascribed to such term in
      SECTION 3.3(b).

            (df) "SUBSIDIARY IN THE PARTNERSHIP LINE OF OWNERSHIP" means any Affiliate of the Shareholder which is a Partner in the Partnership or is in a direct ownership chain between the Shareholder and a Partner in the Partnership.

            (dg) "SUPPLY AGREEMENT" means the Salmon Supply Agreement, the Shell Supply Agreement or the Tejas Supply Agreement, as the case may be.

            (dh) "TAX AMOUNT" means for any Fiscal Year or any portion thereof, with respect to each Partner, the amount calculated by multiplying the Effective Tax Rate times the result obtained by subtracting (y) from (x), where (x) is the taxable income of the Partnership for the Fiscal Year or any portion thereof (determined under Section 703(a) of the Code with items of income, loss, or deduction under Section 703(a)(1) included in the determination) attributable to taxable income allocable to such Partner under ARTICLE V (except SECTIONS 5.2, 5.3 AND 5.7(e)), and (y) is the book amortization allocated to such Partner under SECTION 5.3(d).

            (di) "TAX DISTRIBUTION" means a distribution pursuant to SECTION
      4.4.

            (dj) "TAX MATTERS PARTNER" has the meaning ascribed to such term in
      SECTION 7.3.

            (dk) "TEJAS AFFILIATE" means any member of the Tejas Partner Group.

            (dl) "TEJAS GP" means Tejas Coral GP Company, together with any successor in interest to the Interest held by Tejas Coral GP Company or its successors.

            (dm) "TEJAS LP1" means Tejas Coral Energy Company, together with any successor in interest to the Interest held by Tejas Coral Energy Company or its successors.

            (dn) "TEJAS LP2" means Tejas Coral Resources Company, together with any successor in interest to the Interest held by Tejas Coral Resources Company or its successors.

            (do) "TEJAS PARENT" means Tejas Gas Corporation, a Delaware corporation.

            (dp) "TEJAS PARTNER GROUP" means the Tejas Parent together with Affiliates of Tejas Parent.

            (dq) "TEJAS SUPPLY AGREEMENT" means each and all of those certain Gas Sale and Purchase Contracts between Tejas Parent and/or any of its Affiliates, as sellers, and the Partnership or any of its subsidiaries, as buyer, and any and all renewals, extensions, amendments, and successors thereto.

            (dr) "TEJAS TRUE-UP AMOUNT" has the meaning ascribed to such term in
      SECTION 3.3(d).

            (ds) "THIRD PARTY" means any Person other than the Partnership, a Partner or an Affiliate of a Partner.

            (dt) "TRANSFER" has the meaning ascribed to such term in SECTION
      8.1.

            (du) "UNREALIZED GAIN" attributable to any item of Partnership property means, as of any Date of Determination, the excess, if any, of
      (a) the fair market value of such property as of such date (as determined under SECTIONS 3.5(d) AND 3.5(e)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to SECTIONS 3.5(b) AND 3.5(c) as of such date).

            (dv) "UNREALIZED LOSS" attributable to any item of Partnership property means, as of any Date of Determination, the excess, if any, of
      (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to SECTIONS 3.5(d) AND 3.5(e)) as of such date) over (b) the fair market value of such property as of such date (as determined under SECTIONS 3.5(b) AND 3.5(c)).

            (dw)  "U.S." means United States of America.

      1.2 OTHER DEFINED TERMS. Other capitalized terms used in this Agreement and not defined in SECTION 1.1 shall have the meanings indicated throughout this Agreement.

      1.3 CONSTRUCTION. The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

      1.4 REFERENCES. Unless otherwise specified, references in this Agreement to "SECTIONS," "SUBSECTIONS" or "ARTICLES" refer to the sections, subsections or articles in this Agreement.

                                  ARTICLE II

                     FORMATION, NAME, PURPOSES AND OFFICES

      2.1 ORGANIZATION. The Partners hereby confirm and ratify the organization and formation of the Partnership as a limited partnership with effect from September 18, 1995, pursuant to the provisions of the Act for the purposes set forth in SECTION 2.3 below and upon the terms and conditions set forth in this Agreement.

      2.2 PARTNERSHIP NAME. The name of the Partnership shall be Coral Energy, L.P., and all business of the Partnership shall be conducted in such name or such other name as the Board shall select.

      2.3 PURPOSES. The purposes and nature of the business to be conducted by the Partnership shall be the following: to engage in the buying and selling of natural gas, either wholesaling or retailing or both (by telemarketing, direct sales or otherwise); to engage in the natural gas derivatives business, including basis trading, futures trading, and the writing of swaps, collars, options, or other derivatives instruments (whether in natural gas, electricity or other energy sources; or in aluminum, metals or other finished goods or products that consume energy in their manufacture, processing or production; or in other commodities, currencies or interest rates incidental to the Partnership's business); the arranging of natural gas transportation and other related natural gas services; and the financing of natural gas development projects and natural gas end-use projects. The Partnership may engage in activities, similar to above, in electricity, natural gas liquids, and other energy sources capable of conversion into British thermal units (Btu's) or gigajoules (such as coal, fuel oil, crude oil, refined petroleum products, natural gas, nuclear, hydro, waste, or other). All of the foregoing may be pursued throughout the United States, Canada, and Mexico. The Partnership may do anything necessary or appropriate to the foregoing including, without limitation, engaging in activities (such as the buying of natural gas, liquefied natural gas, natural gas liquids or liquefiables, electricity, energy or other energy sources) outside the United States, Canada, and Mexico that are incidental to, or that further, the activities of the Partnership (such as the sale of natural gas, liquefied natural gas, natural gas liquids or liquefiables, electricity, energy, or other energy sources) within the United States, Canada, and Mexico.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

      2.4 REGISTERED OFFICE; PRINCIPAL OFFICE. The registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the registered agent for service of process is The Corporation Trust Company. The Board may change the registered office of the Partnership to any other place within the State of Delaware upon 10 days' written notice to the Limited Partners and the preparation and filing of an amendment of the Certificate of Limited Partnership of the Partnership reflecting such change, if required. The principal business office of the Partnership shall be located at 909 Fannin St., Suite 700, Houston, Texas 77010. The Partnership may maintain other offices at such other locations as the Board shall determine from time to time.

      2.5 TERM. The term of the Partnership commenced on September 18, 1995 with the filing of a Certificate of Limited Partnership in the State of Delaware, and shall continue until the earlier of (i) * or (ii) the winding up and liquidation of the Partnership and its business following an event of dissolution as described in SECTION 9.1 By mutual agreement of the General Partners, the term of the Partnership may be extended annually for consecutive one-year terms, commencing *.

      2.6   FILINGS.

            (a) The CEO shall take any and all actions reasonably necessary to perfect the admission of Salmon GP and Salmon LP as Partners in the Partnership and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware and any other states or jurisdictions in which the Partnership engages in business and otherwise to qualify the Partnership to engage in business in all such jurisdictions. Subject to SECTION 9.1(e), the Board shall cause amendments to the Certificate to be filed whenever required by the Act and/or such other laws. Such amendments may be executed by the Board on behalf of the Partnership and the Partners.

            (b) Upon the dissolution of the Partnership, the Board shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and other filings required under the laws of any other states or jurisdictions in which the Partnership conducts business.

            (c) The CEO shall promptly deliver copies of all filings made on behalf of the Partnership in accordance with this Section to the Partners.

      2.7 INDEPENDENT ACTIVITIES. Except to the extent provided in SECTION 3.6 or in any other contract or agreement between the Partnership and any Partner, each Partner and its Affiliates (including, for the avoidance of doubt, in the case of the Shell Partner Group and of the Salmon U.S. Partner Group, the Non-North American Shell Affiliates) shall be permitted to engage in any business activity, including any activity that is competitive with the Partnership, without offering any such opportunity to the Partnership or accounting therefor to the Partnership or the other Partners.

      2.8 POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in this ARTICLE II and for the protection and benefit of the Partnership.

      2.9 SUBSIDIARIES. The Partnership may form and own subsidiaries from time to time which shall be authorized to engage in any one or more businesses in which the Partnership is authorized to engage. Such subsidiaries may be wholly or partially owned and may be partnerships, joint ventures, corporations, limited liability companies or other entities. To the extent that the subsidiary is expected to have significant earnings potential, the Partnership will use all commercially reasonable efforts in the circumstances (including, without limitation, amendments to this Agreement if approved in accordance with this Agreement) to structure the subsidiary as a joint venture, a partnership, a limited partnership or some form of direct ownership by the Partners with the Partnership. Additionally, to the extent that the subsidiary is necessarily incidental to the business of the Partnership, it may be in a corporate form. Subject to the foregoing, in selecting one form of subsidiary over another, the Partnership shall take into consideration the U.S., State, local, Canadian and Provincial tax consequences to the Partners of such selection, the liability aspects of the form selected, the needs of Third Parties that have an interest in such subsidiary, and such other matters as the Officers of the Partnership shall deem appropriate. If, after compliance with the foregoing, the Partnership decides to form a subsidiary as a limited liability company, then the Partnership shall use all reasonable commercial efforts in the circumstances to reduce the amount of Partnership distributions otherwise payable to the Salmon U.S. Partner Group resulting from the activities of such limited liability company and to increase, by an amount equal to such reduction, the distributions to the Salmon U.S. Partner Group from other sources of income to the Partnership.

                                  ARTICLE III

          PARTNERS' CAPITAL CONTRIBUTIONS AND SHIFTS IN EQUITY SHARES

      3.1 CAPITAL CONTRIBUTIONS. Salmon GP and Salmon LP hereby commit to contribute to the Partnership the Capital Contributions described in EXHIBIT A4. The Capital Contributions already contributed by the Shell and Tejas Partners are described on EXHIBIT A1. Except as set forth in this ARTICLE III, the Partners shall not be required to make any Additional Capital Contribution to the Partnership. Except as expressly contemplated hereby, the obligations of a Partner to make the Capital Contributions described herein shall not be affected by the transfer of all or part of a Partner's Interest.

      3.2   CAPITAL CONTRIBUTIONS OF THE PARTNERS.

            (a) Effective November 1, 1995, each of the following Partners made initial Capital Contributions as follows:

                  (i) Shell GP, Tejas GP, Shell LP2 and Tejas LP2 each
            contributed, in cash, the respective amount set forth on EXHIBIT A1.

                  (ii) Shell LP1, or its predecessors in interest, contributed the economic interest in those natural gas contracts as set forth on EXHIBIT C hereto, which had a Net Agreed Value on January 1, 1997 equal to the amount set forth for Shell LP1 on EXHIBIT A3 subject to
            SECTION 3.3 below.

                  (iii) Tejas LP1, or its predecessors in interest, contributed the economic interests in those natural gas contracts set forth on EXHIBIT D hereto, which have a Net Agreed Value on January 1, 1997 equal to the amount set forth for Tejas LP1 on EXHIBIT A3, subject to SECTION 3.3 below.

            (b) Effective April 1, 1997, Salmon GP shall contribute, in cash, the amount set forth on EXHIBIT A4 and Salmon LP shall contribute the assets, promissory note, and the beneficial interests in those natural gas contracts as set forth on EXHIBIT A4 hereto, which have a Net Agreed Value as of April 1, 1997 equal to the amount set forth for Salmon LP on EXHIBIT A4.

      3.3   TRUE-UP OF VALUE OF ECONOMIC INTERESTS CONTRIBUTED.

            (a) Within 30 days after the end of each calendar year ending prior to January 1, 2005, Shell LP1 shall pay to the Partnership the Shell True-up Amount as determined pursuant to SECTION 3.3(b) and subject to
      SECTION 3.3(e). Such payment shall not be treated as an Additional Capital Contribution hereunder as it is intended to replace a shortfall of the actual value of the assets set forth on EXHIBIT C from the Agreed Value of such assets. The Carrying Value of such assets shall be decreased by the amount of any such payment, but the balance of the Partner's Capital Account will not be adjusted.

            (b) The "Shell True-up Amount" for any calendar year shall be the deficiency, if any, represented by the result obtained by subtracting as follows: (i) the actual aggregate Sales Margins received by the Partnership during such year with respect to the contracts identified on EXHIBIT C, minus (ii) the projected aggregate Sales Margins during such year with respect to such contracts, set forth on EXHIBIT E. As used herein, the term "Sales Margins" means (i) the proceeds of sale derived by the Partnership from the sale of natural gas, minus (ii) the Partnership's cost of sales for such natural gas, including the purchase price paid for such gas, together with costs of transportation borne by the Partnership with respect to such gas, but excluding any hedging costs associated with such gas for hedges put into place after the date of this Agreement; provided that, in computing "Sales Margins" it shall not be necessary to track actual gas molecules delivered, but rather "Sales Margins" shall be computed based upon supply from the Shell Supply Agreement that is deemed to be matched with sales to customers under the contracts on EXHIBIT E. If the Partnership (in accordance with the terms of Section 3(a) of the Volumetric Support Agreement (the "Support Agreement") entered into between SWEPI, Shell Oil Company and the Partnership as of March 29, 1996) deems by means of a Deemed Delivery Election, as defined in the Support Agreement, that specified volumes of natural gas delivered to the Partnership by SWEPI or deliverable to the Partnership by SWEPI under the Shell Supply Agreement, as defined in the Original Partnership Agreement, constitute deliveries of natural gas by SWEPI in satisfaction of SWEPI's performance obligations under the Support Agreement, then such volumes shall nonetheless still be treated as volumes supplied by SWEPI to the Partnership for the purposes of determining the Shell True-up Amount in accordance with this SECTION 3.3(b). For purposes of determining the Shell True-up Amount in accordance with this SECTION 3.3(b), volumes of natural gas deemed to be delivered by means of a Deemed Delivery Election under the Support Agreement shall be deemed to have been delivered at a price equal to the Contract Price (as defined in the Shell Supply Agreement) that otherwise would have been applicable under the Shell Supply Agreement.

            (c) Within 30 days after the end of each calendar year ending prior to January 1, 2005, Tejas LP1 shall pay to the Partnership the Tejas True-up Amount as determined pursuant to SECTION 3.3(d) and subject to
      SECTION 3.3(e). Such payment shall not be treated as an Additional Capital Contribution hereunder as it is intended to replace a shortfall of the actual value of the assets set forth on EXHIBIT D from the Agreed Value of such assets. The Carrying Value of such assets shall be decreased by the amount of any such payment, but the balance of the Partner's Capital Account will not be adjusted.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (d) The "Tejas True-up Amount" for any calendar year shall be the deficiency, if any, represented by the result obtained by subtracting as follows: (i) * times the actual aggregate volumes sold during such year with respect to the contracts identified on EXHIBIT D, minus (ii) * times the aggregate volumes of natural gas projected to be sold during such year under such contracts as set forth on EXHIBIT F.

            (e) In the event that the Shell True-up Amount or the Tejas True-up Amount is a positive number as calculated for any calendar year, the positive balance shall be carried over to the next succeeding calendar year to reduce the amount of the Shell True-up Amount or Tejas True-up Amount, as the case may be, otherwise due for such succeeding calendar year. To the extent that the positive balance for any calendar year is not fully utilized to offset true-up amounts due in the next succeeding calendar year, then the remaining unutilized positive balance will not be carried forward, but instead will be remitted to Shell LP1 or Tejas LP1, as the case may be. Each Partner agrees to treat such positive amount for any year as a retained income interest in the relevant contracts and to report directly income equal to such positive number for any year. Any such remittance will not be treated as a distribution with respect to the Interest of the Partner, or of retained earnings or capital and will not directly affect the Capital Account of any Partner, as it is intended to correct an excess of the actual value of the assets described on EXHIBIT C or EXHIBIT D, as the case may be, over the Agreed Value of such assets.

            (f) In the event that a Shell True-up Amount or Tejas True-Up Amount remains outstanding and unpaid by a Partner at any time, then the Partnership shall have a right of set-off against any amounts from time to time distributable to such Partner. Such right shall be in addition to any other rights that may be available, at law or in equity, to the Partnership.

            (g) Salmon U.S. Partner Group is not, under any circumstances, subject to any obligation to pay any amount under this SECTION 3.3 but each member of the Salmon U.S. Partner Group shall have the benefits described in SECTION 5.7(e).

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

      3.4   ADDITIONAL FUNDING.

            (a) The Board has directed the Officers to determine the economic costs and benefits that may be derived from achieving and maintaining an "*" Credit Rating for the Partnership. The Officers will make a recommendation to the Board regarding whether the Partnership should seek to obtain or maintain an "*" Credit Rating, and the Board, in accordance with SECTIONS 6.1(d) AND 6.1(f)(XXV), shall determine whether it wishes to obtain and maintain an "*" Credit Rating and, if so, whether loans, Additional Capital Contributions, or other sources of funds will be required in order to achieve and maintain such rating.

            (b) In the event that the Board, in its discretion and acting in accordance with SECTIONS 6.1(d) AND 6.1(f)(XXV), determines that additional capital or credit support is required by the Partnership from the Partners (for example, to attain or maintain a desired credit rating), it will be funded through a combination of the following mechanisms at the option of the Board: (i) through Additional Capital Contributions from all Partners according to their Partnership Percentages, or (ii) through revolving credit facilities or other credit support from Third Parties (such as banks), or (iii) through revolving credit facilities or other credit support, if any, offered by any one or more of the Partners or their Affiliates. In the event that such funding is made in the form of revolving credit facilities or other committed credit support from a Partner, then the Partner shall be compensated for such commitment on an annual basis for the duration of that support by the payment of a commitment fee. The annual commitment fee will either be a commercially determined rate (such as might be required by a Third Party bank), or an annual return based on the Cash Contribution Equivalent of these credit facilities. In the event that the Partnership draws on the credit facilities provided by a Partner, then the Partner shall be paid an annual interest charge calculated by reference to commercial rates for a loan of that character for so long as the borrowing continues.

            (c) Nothing in this SECTION 3.4 shall create any rights, remedies, or claims in favor of any Third Party, liquidator, bankruptcy court, receiver, bankruptcy trustee, or other Person (other than the Board).

            (d) If any Partner fails to contribute timely all or any portion of any monetary sum that it has agreed to contribute in respect of Capital Contributions pursuant to the provisions of this SECTION 3.4, the Partnership may exercise, by fifteen (15) days prior written notice to such Partner (the "Delinquent Partner"), any one or more of the following rights or remedies:

                  (i) Taking such action as the Board or any General Partner deems appropriate to obtain payment by the Delinquent Partner of that portion of its agreed contribution that is in default, together with interest thereon at the Interest Rate from the date that such contribution was due until the date that such contribution is made, at the cost and expense of the Delinquent Partner;

                  (ii) Permitting those Partners that desire to do so (the
            "Non-Delinquent Partners") to advance that portion of the contribution that is in default, with the following results:

                        (A) The sum thus advanced shall be determined to be a
                  loan from the Non-Delinquent Partners to the Delinquent Partner and a contribution of such sum to the Partnership by the Delinquent Partner pursuant to this SECTION 3.4,

                        (B) The principal balance of such loan and all accrued
                  unpaid interest thereon shall be due payable in whole within thirty days after written demand therefore has been given to the Delinquent Partner by the Non-Delinquent Partners,

                        (C) The loan shall bear interest at the Interest Rate,
                  from the date that the loan was made until the date that such loan, together with all interest accrued thereon, is repaid to the Non-Delinquent Partners,

                        (D) All distributions from the Partnership that would
                  otherwise be made to the Delinquent Partner are hereby assigned by the Delinquent Partner to the Non-Delinquent Partners (whether before or after dissolution of the Partnership) until the loan and all interest accrued thereon have been repaid in full to the Non-Delinquent Partners (with all such payments being applied first to interest earned and unpaid and then to principal), and

                        (E) The Non-Delinquent Partners shall have the right, in
                  addition to the other rights and remedies granted to them pursuant to this Agreement or available to them at law or in equity, to take such action as the Non-Delinquent Partners deem appropriate to obtain payment by the Delinquent Partner of the principal balance of such loan and all accrued and unpaid interest thereon, at the cost and expense of the Delinquent Partner.

      3.5   CAPITAL ACCOUNTS.

            (a) The Partnership shall maintain for each Partner owning an Interest a separate Capital Account with respect to such Interest in accordance with the rules of SECTION 1.704-1(b)(2)(iv) of the Regulations. The April 1, 1997, balance in each Partner's Capital Account is reflected on EXHIBIT I. Such Capital Account shall be increased by (i) the cash amount or Net Agreed Value of all Capital Contributions made to the Partnership with respect to such Interest pursuant to this Agreement and
      (ii) all items of Partnership income and gain computed in accordance with
      SECTION 3.5(b) and allocated with respect to such Interest pursuant to SECTIONS 5.1 through 5.6, and decreased by (x) the amount of cash or the Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Interest pursuant to this Agreement and
      (y) all items of Partnership deduction and loss computed in accordance with SECTION 3.5(b) and allocated to such Interest under SECTIONS 5.1 through 5.6.

            (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), PROVIDED, that:

                  (i) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to SECTIONS 5.1 THROUGH 5.5.

                  (ii) Except as otherwise provided in Section 1.704-
            1(b)(2)(iv)(m) of the Regulations, the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

                  (iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                  (iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to SECTION 3.5(b) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; PROVIDED, HOWEVER, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Board may adopt.

            (c) A transferee of an Interest shall succeed to a prorata portion of the Capital Account of the transferor relating to the Interest so transferred. If, however, the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of an Interest that is a party to the transfer causing such termination) pursuant to SECTION
      10.1 and recontributed by such Partners in reconstitution of the Partnership. Any such deemed distribution shall be treated as an actual distribution for purposes of this SECTION 3.5. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to SECTION 3.5(e), and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this SECTION 3.5.

            (d) Consistent with the provisions of Section 1.704-1(b)(2)(iv)(f) of the Regulations, on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Partners and the Carrying Value of all Partnership properties immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership properties, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Interests shall be determined by the Board using such reasonable method of valuation as it may adopt.

            (e) In accordance with Section 1.704-1(b)(2)(iv)(f) of the Regulations, immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of an Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership properties shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership properties, as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of such properties immediately prior to such distribution for an amount equal to its fair market value. Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the same manner as it would have been allocated had it been realized in an actual sale. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall be determined and allocated among the assets by the Board using such reasonable method of valuation as it may adopt.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (f) In the event that the Partnership's items of income, gain, loss, or deduction are adjusted by any taxing authority by reason of a transaction between the Partnership and a member of a group of organizations under common ownership or control (of which the Partnership is also a member), including but not limited to adjustments pursuant to
      Section 482 of the Code or any similar provisions under state, local or foreign law (any such adjustment referred to herein as a "TAX ADJUSTMENT") and such adjustment results in a deemed Capital Contribution to the Partnership by any Partner or a deemed distribution by the Partnership to any Partner, (i) the Capital Account of any Partner that is deemed to make such Capital Contribution shall be increased by the amount of such deemed Capital Contribution and (ii) the Capital Account of any Partner that is deemed to receive such a deemed distribution shall be reduced by the amount of such distribution. In general, the adjustments to Capital Accounts pursuant to this SECTION 3.5(f) are intended to cause, after taking into account the adjustments to Capital Accounts pursuant to this
      SECTION 3.5(f), each Partner's balance in his Capital Account, to the extent possible, to be equal to the balance such Capital Account would have had if no Tax Adjustment had occurred.

      3.6 PARTNERSHIP PREFERRED RETURN DETERMINATION PROMPTED BY UNANTICIPATED CHANGE IN VOLUME.

            (a) In the event that volumes tendered for sale to the Partnership by a Partner or Affiliate of a Partner, or markets available to the Partnership, increase by more than * million cubic feet per day (* mmcfd) over the amounts reflected in the Partnership's initial Business Plan as set forth in EXHIBIT G (holding the year 2000 quantities constant for each succeeding year) as to Shell Partner Group and the Tejas Partner Group or over the amount reflected in EXHIBIT H (holding the year 2000 quantities constant for each succeeding year) as to the Salmon U.S. Partner Group, due either to a major acquisition or series of acquisitions during a 12 month period by the Salmon U.S. Partner Group, Shell Partner Group or the Tejas Partner Group, as appropriate, of gas producing properties, a gas producer, a gas marketer, a gas pipeline or a pipeline company;

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            Then the Responsible Partner Group shall make those volumes available to the Partnership upon the terms and conditions of Salmon Supply Agreement, in the case of the Salmon U.S. Partner Group, the Shell Supply Agreement, in the case of the Shell Partner Group, or the Tejas Supply Agreement, in the case of the Tejas Partner Group, in any such case, subject to any limitations on doing so in existing gas sales and purchase contracts in effect prior to acquisition of such volumes by the Responsible Partner Group; provided, that such volumes shall be made available to the Partnership, as described above, immediately upon expiration or termination of the conflicting gas sales and purchase contracts. The Officers will recommend an appropriate Preferred Return to compensate the Responsible Partner, but disregarding in valuing the Preferred Return that the Responsible Partner is required by this Section to market its gas through the Partnership. The Preferred Return will be payable from Partnership NIBT, and shall be in addition to the Responsible Partner's Partnership Percentage. Within 10 days after determination of the Preferred Return, the Officers shall give the Board notice of the Preferred Return and the Board shall approve or reject the Preferred Return within 30 days after receipt of such notice. If no approval or rejection is communicated or if any General Partner objects to the Preferred Return, the Preferred Return will be deemed to have been rejected and the Board shall engage an independent investment banking firm or accounting firm, reasonably acceptable to all Board members (the "Independent Evaluator"), at Partnership expense, to value the contribution of the additional volumes to the Partnership (but disregarding in valuing the Preferred Return that the Responsible Partner is required by this Section to market its gas through the Partnership), to determine a Preferred Return as compensation to the Responsible Partner, and to present its valuation to the Board, which shall thereupon become the Preferred Return and shall be binding upon the Partnership, the Responsible Partner, and all other Partners.

            (b) In the event that the Salmon U.S. Partner Group, the Shell Partner Group or the Tejas Partner Group reduces the natural gas available for sale by it to or through the Partnership under the terms of the Salmon Supply Agreement, the Shell Supply Agreement or the Tejas Supply Agreement, as the case may be, by more than a cumulative amount of * million cubic feet per day (* mmcfd) due either to a major sale or series of sales by the Salmon U.S. Partner Group, the Shell Partner Group or the Tejas Partner Group, as appropriate, of gas producing properties or of gas pipelines;

            Then at the time that such cumulative amount of * mmcfd has been reached and each time that an additional cumulative amount of * mmcfd of reduction is reached thereafter, to the extent the Partnership has not been, or will not be, adequately reimbursed for the loss of such volumes through the operation of SECTION 3.3, the Officers will recommend an appropriate Debit of Return. The Debit of Return will reduce the Responsible Partner's share of distributions pursuant to ARTICLE IV AND ARTICLE X that otherwise would be made with respect to such Responsible Partner's Partnership Percentage and Interests. Within 10 days after determination of the Debit of Return, the Officers shall give the Board notice of the Debit of Return and the Board shall approve or reject the Debit of Return within 30 days after receipt of such notice. If no approval or rejection is communicated or if any General Partner objects to the Debit of Return, the Debit of Return will be deemed to have been rejected and the Board shall engage an Independent Evaluator, at Partnership expense, to value the reduction of volumes to the Partnership, to determine a Debit of Return as compensation to the Partnership and the other Partner Group, and to present its valuation of the appropriate Debit of Return to the Board, which shall thereupon become the Debit of Return and shall be binding upon the Partnership, the Responsible Partner, and all other Partners.

            (c) All volumes of natural gas below the threshold described in
      SECTION 3.6(a), coming under ownership or control of Salmon U.S. Partner Group, Tejas Partner Group or Shell Partner Group shall be made available by them to the Partnership upon the terms and conditions of the Salmon Supply Agreement, in the case of volumes and contracts made available from the Salmon U.S. Partner Group, upon the terms and conditions of the Shell Supply Agreement, in the case of volumes and contracts made available from the Shell Partner Group, or the Tejas Supply Agreement, in the case of volumes and contracts made available from the Tejas Partner Group.

            (d) In the event that a Third Party desires to be admitted as a Partner of the Partnership, or desires to share in the benefits or risks of the Partnership by becoming a partner of a Partner or by forming a strategic alliance with a Partner, then Shell GP and Tejas GP will consider the economic benefit to be derived by the admission of such new Partner or such desire to participate indirectly in the Partnership. Shell GP and Tejas GP, upon request of any General Partner, will use their best efforts to agree upon terms and conditions for the admission of the new Partner or to redetermine the Partners' Partnership Percentages, as appropriate, if such admission or redetermination is in the best economic interests of all Partners.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

      3.7   OTHER MATTERS.

            (a) Except as otherwise provided in ARTICLE IV AND SECTION 10.1, no Partner shall demand or receive a return of its Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as may be specifically provided herein or as agreed to by the Board.

            (b) No Partner shall receive any interest with respect to its Capital Contribution or its Capital Account, except as otherwise provided in this Agreement.

            (c) The Limited Partners shall not be personally liable for the debts, negative account balances, liabilities, contracts or any other obligations of the Partnership. The General Partners shall not have any personal liability for the repayment of the Capital Contribution of any Limited Partner.

            (d) Notwithstanding any other provision of this Agreement in respect of the period commencing April 1, 1997 and ending December 31, 1997, Salmon LP shall be entitled to receive a special earnings distribution equivalent to 40 percent of the Gross Margin generated from the Portfolio during such period, as provided in SECTION 4.3(a). Salmon shall pay the Partnership a marketing fee of * US/MMBtu on 40% of the volumes giving rise to the Gross Margin generated from the Portfolio, which fee shall be distributed to the Shell Partner Group and the Tejas Partner Group in equal shares. The remaining 60 percent of the Gross Margin generated from the Portfolio during such period will be distributed to the Shell Partner Group and the Tejas Partner Group in equal shares, as provided in SECTION 4.3(a). If the * is settled or renegotiated in *, the marketing fee of * US/MMBtu will be reduced to * US/MMBtu for the period from the effective settlement date of that contract until the end of *. A distribution to a Partner Group pursuant to this SECTION 3.7(d) shall be dealt with in the same manner as a Preferred Return under SECTION 3.6(a) except that it shall have priority in any allocation under SECTION 5.1 OR 5.3 and, at the option of Salmon GP, it shall have priority to any distribution under
      SECTION 4.1 OR 4.2.

                                  ARTICLE IV

                                 DISTRIBUTIONS

      4.1 DISTRIBUTIONS. Subject to limitations contained in any bank credit facility or agreement of the Partnership, the Partnership shall, from time to time, distribute to the Partners cash in an amount equal to the Partnership's NIBT for each quarter on or before the last Business Day of the first month following such calendar quarter (in each case, reduced by any amount previously distributed to the Partners with respect to such calendar quarter pursuant to other provisions of this Article IV). Unless and until otherwise approved by the Board, each Partner shall re-contribute to the capital of the Partnership an amount equal to the excess, if any, of (a) the distribution to such Partner under the preceding sentence over (b) distributions to which such Partner is entitled with respect to such calendar quarter under SECTIONS 4.3, 4.4 AND 4.5. Such re-contributions shall be made on the first Business Day following the date of the distributions from the Partnership pursuant to the first sentence of this
SECTION 4.1, and the Partnership shall have all the rights and remedies provided under Section 3.4(d), the same as though the contributions were made in satisfaction of a capital call pursuant to Section 3.4(b). Re-distributions (under this ARTICLE IV) of amounts previously re-contributed by the Partners under this SECTION 4.1 (with respect to NIBT prior to April 1, 1997) shall be made 50% to the Shell Partner Group and 50% to the Tejas Partner Group, allocated to Partners within each such Partner Group in proportion to their respective Partnership Percentages. Re-distributions (under this ARTICLE IV) of amounts previously re-contributed by the Partners under this SECTION 4.1 (with respect to NIBT from and after April 1, 1997) shall be made to the Partners in proportion to their respective re-contributions of such previous distributions. After (but not before) re-contributions pursuant to the second sentence of this
SECTION 4.1 have ceased, the Partnership shall begin to re-distribute amounts previously re-contributed as cash becomes available for distribution. Such amounts shall be re-distributed in the same chronological order in which they were re-contributed and in the same proportions (determined on a quarter by quarter basis) in which they were re-contributed by the Partners. After all re-contributed amounts have been re-distributed, distributions shall resume in accordance with SECTION 4.2. Except as provided in the preceding provisions of this SECTION 4.1 or SECTION 10.1 (relating to distributions upon liquidation of the Partnership), the Partnership shall distribute cash only at such times and in such amounts as determined by the Board; provided that, without unanimous Board approval, the Partnership shall not make distributions out of the initial capital (before amortization of contributed contracts) contributed by the Partners as described on EXHIBITS A1 AND A4 (except such distributions as are re-contributed to the Partnership by the Partners pursuant to this SECTION 4.1).

      4.2 GENERAL RULE. Except as expressly otherwise provided in this ARTICLE IV or SECTION 10.1 (relating to distributions upon liquidation of the Partnership), all distributions shall be made to the Partners in proportion to their respective shares of Partnership income allocated to them in accordance with ARTICLE V.

      4.3   DISTRIBUTION OF PORTFOLIO EARNINGS.

            (a) Distributions pursuant to SECTION 3.7(d) shall be made 40% to Salmon LP, 30% to the Shell Partner Group, and 30% to the Tejas Partner Group until such time as the Partnership has distributed under this
      SECTION 4.3(a) an aggregate amount equal to the Gross Margin generated from the Portfolio from the Effective Date through December 31, 1997. Amounts distributed to the Shell Partner Group and the Tejas Partner Group under this SECTION 4.3(a) shall be distributed among the members of each such group prorata according to the members respective Partnership Percentages.

            (b) If the total distributions Salmon LP receives under SECTION 4.3(a) are less than the total allocations of income to Salmon LP under
      SECTION 5.2 (a "distribution shortfall"), then distributions otherwise payable to the Shell Partner Group and the Tejas Partner Group shall instead be made to Salmon LP until such distribution shortfall has been eliminated. If the total distributions Salmon receives under SECTION 4.3(a) exceed the total allocations of income (if any) that are made to Salmon LP under SECTION 5.2 (an "excess distribution"), or if Salmon has been allocated losses under SECTION 5.2 (in such case, the sum of any distribution made to Salmon LP under SECTION 4.3(a) plus such losses constituting an "excess distribution"), then distributions otherwise payable to Salmon LP shall instead be made 50% to the Shell Partner Group and 50% to the Tejas Partner Group until the Shell Partner Group and the Tejas Partner Group have together received distributions under this
      SECTION 4.3(b) equal to such excess distribution. Amounts distributed to the Shell Partner Group and the Tejas Partner Group under this SECTION 4.3(b) shall be distributed among the members of each such group prorata according to their respective Partnership Percentages.

      4.4   TAX DISTRIBUTIONS.

            (a) CURRENT TAX LIABILITY DISTRIBUTIONS. Prior to any distribution being made pursuant to SECTION 4.2 AND 4.3, during each Fiscal Year, the Partnership shall (i) make distributions to each Partner equal to such Partner's Tax Amount. Such distributions shall be made from time to time during the Fiscal Year (or during the following January) as the Board determines would correspond to the estimated tax payment obligations of the Partners. The Board may designate a distribution made during January as a tax distribution with respect to the prior Fiscal Year. The Board may delay, reduce or eliminate a Tax Distribution, provided that any such delay or reduction shall affect the timing and amount of distributions to each Partner prorata (based upon the distributions they would otherwise receive under this SECTION 4.4(a)).

            (b) INCREASED TAX LIABILITY UNDER TAX CONTESTS. If the taxable income of the Partnership is increased by any taxing authority and the Partnership settles or receives a determination as defined in Section 1313(a) of the Code, the Board shall make an additional Tax Distribution under the procedures described in

      SECTION 4.4(a) using the increased taxable income of the Partnership to calculate the Tax Amount for this distribution.

      4.5   SPECIAL DISTRIBUTIONS.

            (a) As soon as practicable following its receipt of any amount as a distribution with respect to the Class A Common Stock, or as consideration for the sale, exchange or other disposition of the Class A Common Stock, the Partnership shall distribute such amount to the members of the Shell Partner Group prorata among themselves according to their respective Partnership Percentages.

            (b) As soon as practicable following its receipt of any amount as a distribution with respect to the Class B Common Stock, or as consideration for the sale, exchange or other disposition of the Class B Common Stock, the Partnership shall distribute such amount to the members of the Tejas Partner Group prorata among themselves according to their respective Partnership Percentages.

            (c) As soon as practicable following its receipt of any Salmon Marketing Fee, the Partnership shall distribute 50% of such fee to the Shell Partner Group and 50% of such fee to the Tejas Partner Group. Amounts distributed to the Shell Partner Group and the Tejas Partner Group under this SECTION 4.5(c) shall be distributed among the members of each such group prorata among themselves according to their respective Partnership Percentages.

            (d) As soon as practicable following its receipt of any interest payment on any promissory note given by a Partner in payment or partial payment for its Interest, the Partnership shall distribute such interest payment to the Partner that made the interest payment.

                                   ARTICLE V

                                  ALLOCATIONS

      5.1 ALLOCATIONS OF INCOME AND LOSS. After giving effect to the special allocations set forth in SECTIONS 5.2, 5.3, 5.4 AND 5.7(e), income or loss for any Fiscal Year or portion thereof shall be allocated among the Partners in accordance with their Partnership Percentages in effect during such period.

      5.2 ALLOCATIONS OF PORTFOLIO EARNINGS. Income and loss shall be allocated 40% to Salmon LP, 30% to the Shell Partner Group, and 30% to the Tejas Partner Group until such time as the Partnership has allocated under this SECTION 5.2 an aggregate amount equal to the Gross Margin generated from the Portfolio from the Effective Date through December 31, 1997. Amounts allocated to the Shell Partner Group and the Tejas Partner Group under this SECTION 5.2 shall be allocated among the members of each such group prorata according to the members respective Partnership Percentages.

      5.3   SPECIAL ALLOCATIONS.

            (a) For each Fiscal Year or portion thereof, the Shell Partner Group shall be allocated 100% of all items of income, gain, deduction, and loss resulting from (i) the Partnership's ownership of the Class A Common Stock, (ii) distributions received by the Partnership with respect to the Class A Common Stock and (iii) the sale, exchange, distribution, or other disposition of the Class A Common Stock. Items allocated under this
      SECTION 5.3(a) shall be allocated among the members of the Shell Partner Group prorata in proportion to their respective Partnership Percentages.

            (b) For each Fiscal Year or portion thereof, the Tejas Partner Group shall be allocated 100% of all items of income, gain, deduction, and loss resulting from (i) the Partnership's ownership of the Class B Common Stock, (ii) distributions received by the Partnership with respect to the Class B Common Stock and (iii) the sale, exchange, distribution, or other dispositions of the Class B Common Stock. Items allocated under this
      SECTION 5.3(b) shall be allocated among the members of the Tejas Partner Group prorata in proportion to their respective Partnership Percentages.

            (c) For each Fiscal Year or portion thereof, the Shell Partner Group and the Tejas Partner Group shall each be allocated 50% of the income attributed to the Salmon Marketing Fee. Income allocated to the Shell Partner Group and the Tejas Partner Group under this SECTION 5.3(c) shall be allocated among the members of such groups prorata according to their respective Partnership Percentages.

            (d) For purposes of computing income, gain, deduction and loss, amortization from EXHIBIT A4, EXHIBIT C and EXHIBIT D contracts shall be allocated to Salmon LP, Shell LP1, Tejas LP1 and Tejas LP2 in the following manner:

                  (i) With respect to periods before January 1, 1997, amortization from EXHIBIT C contracts shall be entirely allocated to Shell LP1 and amortization from EXHIBIT D contracts shall be entirely allocated to Tejas LP1.

                  (ii) With respect to periods after December 31, 1996 and before April 1, 1997 amortization from EXHIBIT C contracts shall be allocated 75% to Shell LP1 and 25% to Tejas LP2 and amortization from EXHIBIT D contracts shall be entirely allocated to Tejas LP1.

                  (iii) With respect to periods from and after April 1, 1997:

                        (A) amortization from EXHIBIT A4 contracts shall be allocated entirely to Salmon LP;

                        (B) amortization from EXHIBIT C contracts shall be allocated 25% to Tejas LP2, the balance first in the Applicable Amount to Salmon LP, and then the remainder, if any, to Shell LP1. The total amortization allocated to Salmon LP under this
                              Section 5.3(d)(iii)(B) shall not exceed the Aggregate Applicable Amount.

                        (C) amortization from EXHIBIT D contracts and Tejas LP2's 25% of the amortization from EXHIBIT C contracts shall be allocated first in the Applicable Amount to Salmon LP. The balance, if any, of the amortization from EXHIBIT D contracts shall be allocated to Tejas LP1. The total amortization allocated to Salmon LP under this
                              SECTION 5.3(d)(iii)(C) shall not exceed the Aggregate Applicable Amount.

            (e) Income attributable to interest on any promissory note given by a Partner in payment or partial payment for its Interest in the Partnership shall be specially allocated to the Partner that owes such interest payment.


      5.4 REGULATORY ALLOCATIONS. The following allocations shall be made in the following order:

            (a) DEFICIT CAPITAL ACCOUNT PROHIBITIONS. Notwithstanding any provision of SECTIONS 5.1 THROUGH 5.3, no deductions or losses shall be allocated to any Limited Partner to the extent that such an allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit (determined after all cash distributions for the Fiscal Year) at the end of the Fiscal Year to which such allocation relates. All losses in excess of the limitation set forth in the preceding sentence shall be allocated among those Limited Partners that will not have an Adjusted Capital Account Deficit at the end of the Fiscal Year in the ratio of their relative positive Capital Account balances. In any Fiscal Year in which all the Limited Partners will have an Adjusted Capital Account Deficit, all losses in excess of the limitations described in the first two sentences of this SECTION 5.4(a) shall be allocated (i) to the General Partner, if any, that is a member of such Limited Partner's Partner Group or (ii) otherwise, to the General Partners in proportion to their positive Capital Account balances.

            (b) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provisions of this ARTICLE V, except as provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This SECTION 5.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (c) CHARGEBACK OF PARTNER NONRECOURSE DEBT MINIMUM GAIN. Notwithstanding the other provisions of this ARTICLE V (other than SECTION 5.4(b), except as provided in Section 1.704-2(i)(4) of the Regulations), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership Fiscal Year, any Partner with a share of Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be allocated items of Partnership income and gain for such period (and if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This SECTION 5.4(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            (d) QUALIFIED INCOME OFFSET. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
      1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this
      SECTION 5.4(d) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE V have been tentatively made as if this SECTION 5.4(d) were not in this Agreement. This SECTION 5.4(d) is intended to constitute a "qualified income offset" within the meaning of
      Section 1.704- 1(b)(2)(ii) of the Regulations, and shall be interpreted consistently therewith.

            (e) GROSS INCOME ALLOCATION. In the event any Limited Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Section 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this SECTION

      5.4(e) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this ARTICLE V have been made as if
      SECTION 5.4(d) and this SECTION 5.4(e) were not in this Agreement.

            (f) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their Partnership Percentages.

            (g) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

            (h) SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Sections 1.704-1(b)(2)(iv)(M)(2) or (4) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

            (i) INCOME/DEDUCTION ALLOCATIONS. In the event that a net deduction or loss is imputed to the Partnership as a result of the imputation of income or gain to any Partner by any taxing authority, such resulting deduction or loss shall be allocated among the Partners in the same proportion as the Partners are required to recognize the corresponding income or gain.

      5.5 CURATIVE ALLOCATIONS. The allocations set forth in SECTIONS 5.4(a) THROUGH (h) (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this SECTION 5.5. Therefore, notwithstanding any other provision of this ARTICLE V (other than the Regulatory Allocations and the following sentence), the Board shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to SECTIONS 5.1, 5.2, 5.3, 5.4(i) AND 5.6. Notwithstanding the previous sentence, the Board shall not be required to make special allocations of income or gain under this SECTION 5.5 to offset Regulatory Allocations previously made under SECTIONS 5.4(f) AND 5.4(g). To the extent a Regulatory Allocation is the result of allocating amortization in accordance with SECTION 5.3(d), the amount of such Regulatory

Allocation shall be accumulated and future income allocations for the Partner causing such Regulatory Allocation shall be reduced until the effect of such Regulatory Allocation has been eliminated.

      5.6   OTHER ALLOCATION RULES.

            (a) In the event the Partnership Percentages of the Partners are adjusted during a Fiscal Year, the allocations required by this Article V shall be made for such Fiscal Year by allocating the items of income, gain, loss, and deduction of the Partnership based on the Partnership Percentages in effect from time to time during the year. Absent an agreement of the Board to the contrary, the Partnership shall utilize the interim closing of the books method to apportion the items of income to the periods of time before and after a change in the Partnership Percentages of the Partners.

            (b) All allocations to the Partners pursuant to this ARTICLE V shall, except as otherwise expressly provided, be divided among them in proportion to their Partnership Percentages.

            (c) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share profits or losses, as the case may be. However, notwithstanding any other provision of this Agreement, the General Partners shall be allocated not less than 1%, in the aggregate of each item of Partnership income gain, loss, deduction or credit, except to the extent such an allocation would be contrary to the provisions of Section 704(b) or (c) of the Code and related Regulations.

            (d) The Partners are aware of the income tax consequences of the allocations made by this ARTICLE V and hereby agree to be bound by the provisions of this ARTICLE V in reporting their shares of Partnership income and loss for income tax purposes.

            (e) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752- 3(a)(3) of the Regulations, the Partners' interests in Partnership profits are in proportion to their Partnership Percentages.

            (f) To the extent permitted by Sections 1.704-2(h) and 1.704-2(i)(6) of the Regulations, the Board shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that any such distribution would not cause or increase an Adjusted Capital Account Deficit for any Limited Partner.

      5.7   ALLOCATIONS FOR TAX PURPOSES.

            (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to SECTIONS 5.1 THROUGH 5.6.

            (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

                  (i) (A) In the case of a Contributed Property, such items
            attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such Contributed Property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in SECTION 5.7(b)(iv), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to SECTIONS 5.1 THROUGH 5.6.

                  (ii) (A) In the case of an Adjusted Property, such items shall
            (1) FIRST, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to SECTION 3.5(d) OR 3.5(e), and (2) SECOND, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with SECTION 5.7(b)(i); and (B) except as otherwise provided in SECTION 5.7(b)(iv), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to SECTIONS 5.1 THROUGH 5.6. For purposes of this provision, consistent with the allocation of depreciation, amortization or cost recovery of the Carrying Value of Partnership property pursuant to SECTION 5.4(i) to the Partner whose Capital Account was adjusted to reflect the Net Agreed Value of a Contributed Property, the depreciation, amortization or cost recovery deductions computed for federal income tax purposes shall be allocated in the same manner as its correlative item of "book" depreciation, amortization or cost recovery deduction.

                  (iii) Except as otherwise provided in SECTION 5.7(b)(iv), all other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of "book" gain or loss is allocated pursuant to SECTIONS 5.1 THROUGH 5.6.

                  (iv) Any items of income, gain, loss or deduction otherwise allocable under SECTION 5.7(a), 5.7(b)(ii) OR 5.7(b)(iii), at the election of the Board, shall be subject to allocation in any manner allowed under Section 1.704-3 of the Regulations that is designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the "ceiling" limitation (under Section 704(c) of the Code or Section 704(c) principles) to the allocations provided under SECTION 5.7(b)(i)(A) OR 5.7(b)(ii)(A).

            (c) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this SECTION 5.7, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

            (d) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; PROVIDED, HOWEVER, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

            (e) (i) This SECTION 5.7(e)(i) shall apply to gross income earned and True-up payments made with respect to periods before January 1, 1997. Gross income, as defined under the Code, arising from natural gas contracts described in EXHIBIT C and EXHIBIT D shall be allocated 66-2/3% to Shell LP1 and 33-1/3% to Tejas LP1. Gross income specially allocated to the Partners in this SECTION 5.7(e)(i) shall be further adjusted for True-up payments made by Shell LP1 and by Tejas LP1 (the "True-up Adjustment"). The True-up Adjustment occurs after the special allocation described in the second sentence of this SECTION 5.7(e)(i). Shell LP1's gross income allocation will be increased by, and Tejas LP1's gross income allocation will be decreased by, 66-2/3% of the True-up payment to be made by Tejas LP1 to the Partnership. Tejas LP1's gross income allocation will be increased by, and Shell LP1's gross income allocation will be decreased by, 33-1/3% of the True-up payment to be made by Shell LP1 to the Partnership.

            (ii) This SECTION 5.7(e)(ii) shall apply to gross income earned and True-up payments made with respect to periods after December 31, 1996 and before April 1, 1997. Gross income, as defined under the Code, arising from natural gas contracts described in EXHIBIT C and EXHIBIT D shall be allocated 50% to Shell LP1, 33-1/3% to Tejas LP1 and 16-2/3% to Tejas LP2. Gross income specially allocated to the Partners in this SECTION 5.7(e)(ii) shall be further adjusted for True-up payments made by Shell LP1 and by Tejas LP1 (the "True-up Adjustment"). The True-up Adjustment occurs after the special allocation described in the second sentence of this SECTION 5.7(e)(ii). Shell LP1's gross income allocation will be increased by 50% of the True-up payment to be made by Tejas LP1 to the Partnership, Tejas LP2's gross income allocation will be increased by 16-2/3% of the True-up payment to be made by Tejas LP1 to the Partnership, and Tejas LP1's gross income allocation will be decreased by 66-2/3% of the True-up payment to be made by Tejas LP1 to the Partnership. Tejas LP1's gross income allocation will be increased by 33-1/3% of the True-up payment to be made by Shell LP1 to the Partnership, Tejas LP2's gross income allocation will be increased by 16-2/3% of the True-up payment to be made by Shell LP1 to the Partnership, and Shell LP1's gross income allocation will be decreased by 50% of the True-up payment to be made by Shell LP1 to the Partnership.

            (iii) This SECTION 5.7(e)(iii) shall apply to gross income earned and True-up payments made with respect to the period from and after April 1, 1997. Subject to SECTION 3.7(d), gross income, as defined under the Code, arising from natural gas contracts described in EXHIBIT A4, EXHIBIT C and EXHIBIT D shall be allocated 12% to Salmon LP, 44% to Shell LP1, 33-1/3% to Tejas LP1, and 10-2/3% to Tejas LP2. Gross income specially allocated to the Partners in this SECTION 5.7(e)(iii) shall be further adjusted for True-up payments made by Shell LP1 and by Tejas LP1 (the "True-up Adjustment"). The True-up Adjustment occurs after the special allocation described in the second sentence of this SECTION 5.7(e)(iii). Tejas LP1's gross income allocation will be increased by 33-1/3% of the True-up payment to be made by Shell LP1 to the Partnership, Tejas LP2's gross income allocation will be increased by 10-2/3% of the True-up payment to be made by Shell LP1 to the Partnership, Salmon LP's gross income allocation will be increased by 12% of the True-up payment to be made by Shell LP1 to the Partnership, and Shell LP1's gross income allocation will be decreased by 56% of the True-up payment to be made by Shell LP1 to the Partnership. Shell LP1's gross income allocation will be increased by 44% of the True-up payment to be made by Tejas LP1 to the Partnership, Salmon LP's gross income allocation will be increased by 12% of the True-up payment to be made by Tejas LP1 to the Partnership, Tejas LP2's gross income allocation shall be increased by 10-2/3% of the True-up payment to be made by Tejas LP1, and Tejas LP1's gross income allocation will be decreased by 66-2/3% of the True-up payment to be made by Tejas LP1 to the Partnership.

                                  ARTICLE VI

                         MANAGEMENT OF THE PARTNERSHIP

      6.1   BOARD.

            (a) Except as specifically delegated in SECTIONS 6.2 AND 6.3 or as otherwise expressly set forth herein, the management and control of the business and affairs of the Partnership shall be exclusively vested in a five person governing board (the "Board") the members of which shall be appointed, removed and replaced as provided herein. The Shell GP and the Tejas GP shall each designate two persons as members of the Board and Salmon GP shall designate one person as a member of the Board. The current Board members, to serve until their successors have been duly appointed, shall be James W. Whalen (appointed by Tejas GP), Jack E. Little (appointed by Shell GP), Jay A. Precourt (appointed by Tejas GP), and Dominique Gardy (appointed by Shell GP). The member of the Board to be appointed by Salmon GP shall be Neal G. McKim. Any of the Salmon GP, the Shell GP or the Tejas GP may remove any of its designees, or in the case of Salmon GP, its designee, at any time and replace such member pursuant to the second preceding sentence.

            (b) If the CEO is an employee or former employee of a Partner or an Affiliate of a Partner, the General Partner by whom (or by whose Affiliate) the CEO was not most recently employed, shall designate a member of the Board to act as Chairman of the Board. Otherwise, the Chairman of the Board shall be elected by the Board. The current Chairman of the Board is Jay A. Precourt (appointed by Tejas) and the current CEO is Murry Gerber.

            (c) Regular meetings of the Board shall be held at least quarterly and shall be called and scheduled by the Chairman at least thirty calendar days in advance thereof. Special meetings of the Board may be held at any time upon the call of the Chairman, the CEO, or any two Board members on at least three business days notice, unless such notice is waived by all members. The member(s) or CEO calling the meeting shall give notice to each other member by facsimile transmission sent to the facsimile number for such notice that has been given by such member. A quorum shall exist for any meeting of the Board if at least two members of the Board are in attendance provided that such quorum includes at least one Board member designated by Shell GP and one Board member designated by Tejas GP. Attendance at any such meeting by any director designated by Tejas GP shall constitute a waiver of notice of such meeting by all directors designated by Tejas GP, and attendance at any such meeting by any director designated by Shell GP shall constitute a waiver of notice of such meeting by all directors appointed by Shell GP. Any or all members may attend the meeting telephonically. Risk positions and controls will be on the agenda of each Board meeting, if requested by any member of the Board.

            (d) Unanimous Board approval shall be required for capital calls that would cause the Salmon U.S. Partner Group's Additional Capital Contributions to exceed U.S. $10 million in any calendar year (excluding recontributions of amounts distributed by the Partnership to the Partners periodically in excess of the Partners' Tax Amounts). Any and all other actions of the Board shall be taken by the affirmative vote of not less than eighty percent (80%) of the members of the Board. A member of the Board appointed by either Shell GP or Tejas GP absent from a meeting automatically shall be deemed to have given his proxy to the other member of the Board designated by the same General Partner, to vote on behalf of the absent member. The Board shall have the sole and exclusive right to manage the business of the Partnership and shall when acting in accordance with this Agreement have all of the rights and powers that may be possessed by a general partner under the Act. Members of the Board shall carry out the purposes and business of the Partnership in accordance with this Agreement; devote to the Partnership's business such time as reasonably shall be required; supervise performance of Officers of the Partnership; and conduct the affairs of the Partnership in the best interest of the Partnership and the Partners. The Board shall at least annually approve and adopt an updated Business Plan. Such Business Plan shall be the basis of Partnership operations for the following 12 months and will be used as a basis for measuring executive performance and determining executive compensation. In lieu of acting at a properly called meeting, the Board may act by written consent of the number of directors whose vote would be required to approve such action at a meeting of the Board.

            (e) The Partnership shall reimburse members of the Board for their out-of-pocket expenses incurred in connection with their duties as a member of the Board. The members of the Board may receive such compensation for their service as a member of the Board, as the General Partners shall determine from time to time.

            (f) In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the Board under any other provision of this Agreement, the Board, subject to SECTION 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers, and to effectuate the purposes, set forth in ARTICLE II, including without limitation:

                  (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance;

                  (ii) the disposition, mortgage, pledge, encumbrance,
            hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause
            (ii) being subject, however, to any prior approval that may be required by SECTION 6.3);

                  (iii) the making of any material change in any agreement
            between the Partnership and a Partner or Affiliate of a Partner;

                  (iv) the approval of the annual budget together with
            construction and operating budgets;

                  (v) the purchase, lease or other acquisition of property or purchase of services in an amount in excess of prior Board authorizations;

                  (vi) the selection of accountants and auditors;

                  (vii) the adoption of material accounting and tax policies, procedures and principles;

                  (viii) the making of any borrowings in excess of prior Board authorizations;

                  (ix) the making of any material changes to the form of
            employment agreement;

                  (x) the making of any material changes to any employee benefit plan;

                  (xi) the determining of the amount and timing of Partnership distributions;

                  (xii) the making of any filing for bankruptcy following a
            winding-up or dissolution of the Partnership approved as provided in
            SECTION 6.3;

                  (xiii) the making of any material public announcements;

                  (xiv) the modification or establishment of risk management policies;

                  (xv) the admission of new Partners subject to SECTIONS 6.3(b)
            and 6.3(d);

                  (xvi) the request of any Additional Capital Contributions in accordance with SECTION 3.4;

                  (xvii) the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and determination of their compensation and other terms of employment or hiring;

                  (xviii) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures, corporations or other relationships;

                  (xix) the institution of (r) policies for the protection of confidential information, (s) business conduct guidelines, (t) non-compete provisions with its key employees, (u) employment contracts with key employees, and (v) key person insurance for key employees;

                  (xx) the institution of employee retirement plans, and welfare benefits plans, including medical, dental, and disability insurance;

                  (xxi) the indemnification of any Person by the Partnership against liabilities and contingencies to the extent permitted by law, except that either the Officers or the Board may approve any contracts, conveyances or other instruments entered into in the ordinary course of the Partnership's business;

                  (xxii) the purchase, sale or other acquisition or disposition of Interests;

                  (xxiii) the authorization of the Initial Agreements on behalf of the Partnership;

                  (xxiv) the authorization and approval of contracts for the sale or purchase of natural gas, electricity, liquefied natural gas or natural gas liquids or liquefiables, having a term in excess of five years or requiring a guarantee pursuant to SECTION 12.1 (except renewals or extensions of contracts previously guaranteed); and

                  (xxv) the determination of the economic requirement for a
            credit rating to meet the ongoing needs of the Partnership.

            (g) Notwithstanding the foregoing, in the case of dispute, potential dispute, negotiation, or renegotiation between the Partnership and any General Partner or Affiliate of a General Partner, or in the case of any notice to be given, or option, right of first refusal, or other right or privilege to be exercised by the Partnership under any agreement between the Partnership and any General Partner or Affiliate of a General Partner (including, without limitation, the decision of the Partnership to retire a Partner's Interest under SECTION 8.5), then those members of the Board not appointed by such General Partner shall exclusively have all powers of the Board and the General Partners to cause the Partnership to initiate, pursue, settle such dispute, to be given such notice, to exercise such option, right of first refusal, or other right or privilege, or to waive any rights of the Partnership against or amend any agreement with such General Partner or its Affiliate or otherwise act in such matter on behalf of the Partnership.

      6.2   OFFICERS.

            (a) The Partnership shall have employees or agents who are denominated as Officers (including, but not limited to, a Chief Executive Officer ("CEO"), a Chief Financial Officer, and Senior Vice Presidents or Vice Presidents of Market Development, Trading and Risk Management), as the Board may designate from time to time (the "OFFICERS"). The CEO shall annually update the Business Plan and submit it to the Board for comment, revision and approval. The Officers will establish internal financial procedures and bookkeeping practices to conform with bookkeeping guidelines established in consultation with the Board.

            (b) The Officers shall be responsible for implementing the decisions of the Board and for conducting the ordinary and usual business and affairs of the Partnership, including, subject to the policies and limitations established by the Board:

                  (i) the making of tax, regulatory and other filings, or
            rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                  (ii) the acquisition or disposition of assets of the Partnership in the ordinary course of its business;

                  (iii) the use of the assets of the Partnership (including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership);

                  (iv) the negotiation, execution and performance of any
            contracts, conveyances or other instruments in the ordinary course of the Partnership's business, subject to prior approval by the Board of contracts for the sale or purchase of natural gas, electricity, liquefied natural gas or natural gas liquids or liquefiables, having a term in excess of five years or for the sale or purchase of natural gas in excess of 150 million cubic feet per day or requiring a guarantee pursuant to SECTION 12.1 (except renewals or extensions of contracts previously guaranteed);

                  (v) the maintenance of insurance for the benefit of the Partners and the Partnership;

                  (vi) the control of any matters affecting the rights and
            obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and settlement of claims and litigation up to $500,000 in amount; and

                  (vii) the issuance of guarantees by the Partnership to secure the contractual obligations of 50%-or-more-owned ventures that it holds to the same extent as would be permissible were such contractual obligations undertaken by the Partnership itself.

            (c) The Officers shall be entitled to receive for their services to the Partnership such compensation as may be determined by the Board from time to time, such compensation to be paid by the Partnership. The Officers shall at all times be subject to the supervision and control of the Board and shall conform to policies and programs established by the Board, and the scope of the Officers' authority shall be limited to such policies and programs. The acts of the Officers shall bind the Partnership when within the scope of the authority of such Officers. Except as otherwise authorized by the Board, no other Person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Partnership. The Officers shall keep the Board informed as to all matters of concern to the Partnership.

      6.3 POWERS RESERVED TO GENERAL PARTNERS. Notwithstanding SECTION 6.1, the Board shall have the authority to do any of the following only with the prior written consent:

      (a) of all the General Partners:

            (i) do any act in contravention of this Agreement;

            (ii) make an agreement on behalf of or bind any Partner, except to the extent a General Partner, in its capacity as such, may be liable to a creditor of the Partnership by operation of law;

            (iii) dispose of the goodwill of the Partnership;

            (iv) cause the performance of any act that would subject any Limited Partner to liability as a general partner; or

            (v) make a material change to the scope of the Corporation's business or strategic direction as set forth in SECTION 2.3 (but the consent of Salmon GP to such a change shall not be unreasonably withheld).

      (b)   of Shell GP and Tejas GP:

            (i) which shall only be given in circumstances where such action would not commercially disadvantage the Salmon U.S. Partner Group,

                  (A) become a party to any merger, consolidation, or any other business combination or change of control;

                  (B) admit any new Partner, except as contemplated by SECTIONS 8.2, 8.3 AND 8.4 of this Agreement; or

            (ii) take any act that would cause the winding up or dissolution of the Partnership.

      (c) For the purpose of paragraph 6.3(b)(i), "commercially disadvantage" means

            (i) to dilute the Interests of Salmon U.S. Partner Group disproportionately with the Interests of the Shell Partner Group and the Tejas Partner Group,

            (ii) to reasonably be expected to significantly increase the risk of curtailment by the Partnership of natural gas supplied by members of the Salmon U.S. Partner Group disproportionately to natural gas supplied by the Shell Partner Group or the Tejas Partner Group,

            (iii) to reasonably be expected to significantly impair the ability of the Salmon U.S. Partner Group to fairly utilize its natural gas processing capacity, or

            (iv) to reasonably be expected to provide the Shell Partner Group or the Tejas Partner Group with a material benefit outside the Partnership unless such benefit is proportionately available to the other Partner Groups.

      (d) of Salmon GP, which consent will not be unreasonably withheld in the first case of the admission of a General Partner and one or more Affiliated Limited Partners whose parent's primary business is the U.S. electric business:

            admit any new Partner, except as contemplated by SECTIONS 8.2, 8.3 and 8.4 of this Agreement, or become a party to any merger, consolidation, or any other business combination or change of control if (x) such action would cause the Interests of the Salmon U.S. Partner Group to fall below 10% in the aggregate or (y) such action would result in the admission of a Canadian pipeline or producer as a new Partner (it being understood and agreed that a Canadian pipeline or producer is one that has a majority of its supply from sources within Canada; a pipeline or producer that has a majority of its supply in the U.S. will be considered a U.S. pipeline or producer).

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

      6.4   RESOLUTION OF DEADLOCK.

            (a) If any matter presented to the Board or the General Partners for action has been considered by a meeting of the Board or by a meeting of the General Partners and no resolution has been carried at such meeting in relation to the matter, and such matter is still unresolved within 30 days from the date of such meeting despite any intervention by the General Partners, whether in a General Partner's meeting or otherwise, then such a situation shall be termed a "Deadlock." *

            (b) If a Deadlock has occurred and not been resolved, any Partner Group can give notice to each other Partner Group of its desire to have the provisions of this SECTION 6.4 apply. Within seven days of the delivery of such notice, each General Partner shall cause its appointee or appointees on the Board to prepare and circulate to the other General Partners a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum shall be considered by a senior member of the management of Salmon GP, of Shell GP and of Tejas GP respectively nominated for the purpose who shall use their respective reasonable endeavors to develop together and recommend a solution to resolve the Deadlock. If these management representatives reach agreement upon a resolution of the Deadlock, they shall prepare a form of resolution to be placed before meetings of the Board or of the General Partners as appropriate and the General Partners shall use their respective reasonable endeavors to ensure that such resolutions, if adopted, are promptly carried into effect. If the management representatives of Salmon GP, of Shell GP and of Tejas GP are unable to reach agreement on a satisfactory resolution of the issue creating the Deadlock, except as otherwise provided in SECTION 6.4(c) the Partnership shall continue to operate as if the matter in dispute had never been raised.

            (c) In the event that, after exhaustion of the efforts to resolve the Deadlock under SECTION 6.4(b), a Deadlock still persists for more than six months regarding the failure of the Board or the General Partners to agree upon (i) a proposal by either the Shell Partner Group or the Tejas Partner Group to file for bankruptcy of the Partnership, or (ii) a proposal by either the Shell Partner Group or the Tejas Partner Group to dissolve the Partnership, then, in either such event, Shell GP or Tejas GP may elect to have the Deadlock resolved as provided in SECTION 6.4(e) below.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

            (d)   *

            (e)   *

            (f)   *

            (g) In the event that the Minority Partner Group or a Requesting Partner Group sells its entire Interests pursuant to SECTION 6.4(e) or 6.4(f), then such Minority Partner Group or Requesting Partner Group, by notice not less than 10 Business Days before such sale, shall have the option to terminate the Supply Agreement, to which any member of such Minority Partner Group or Requesting Partner Group is a party as a "Seller" thereunder, as to natural gas volumes that are not Committed Volumes. Such Supply Agreement shall not terminate, and shall remain in full force and effect, as to Committed Volumes. Any such termination as to volumes that are not Committed Volumes shall be effective 60 days after the closing of the sale by the Minority Partner Group or Requesting Partner Group of its Interests in accordance with SECTION 6.4(e) or 6.4(f).

            (h)   *

      6.5   DUTIES, RIGHTS AND OBLIGATIONS OF PARTNERS.

            (a) The Partners have agreed that it is in the best interest of the Partnership and all of its Partners to cause the General Partners to act solely through the mechanisms provided herein relating to the appointment and authority of the Board. All Partners agree that each General Partner shall have fully satisfied all obligations of care it owes to the Partnership and the other Partners by virtue of its appointment of members to the Board. Except as specifically provided herein, no General Partner shall take any act on behalf of or that would bind the Partnership.

            (b) Except as otherwise permitted by this Agreement or applicable law, the Limited Partners acting in their capacity as Limited Partners shall not have any right (i) to participate in the management or control of the Partnership or its business and affairs, (ii) to bring an action for partition or sale in connection with the property or assets of the Partnership, whether real or personal, or (iii) to act for or bind the Partnership in any way.

            (c) In connection with the determination of any and all matters presented to the Board or the General Partners for action, the Partners agree and acknowledge that each member of the Board will be acting as the representative of the General Partner that appointed such member. Therefore, each such Board member may act, and will be fully protected in acting, at the direction or control of, or in a manner which such Board members believe is in the best interest of, the General Partner (or Affiliates of the General Partner) that appointed such Board member without regard to the interest of any other Partner or the Partnership. Further, each General Partner, and/or Affiliate of the General Partner, may exercise direction and control of the decisions of Board members appointed by such General Partner without duty to or regard for the interests of any other Partner or the Partnership. The Partnership and each Partner therefore waive, to the full extent permitted by law, any claim or cause of action against any General Partner, Affiliate of any General Partner, or member of the Board appointed by a General Partner, asserting, in connection with the determination of any and all matters presented to the Board or the General Partners for action, breach of fiduciary duty, duty of care, duty of loyalty or any other duty, breach of the Act, or breach of any duty created by special circumstances arising out of this Agreement or otherwise.

      6.6   INDEMNIFICATION OF THE GENERAL PARTNER.

            (a) THE PARTNERSHIP, ITS RECEIVER, OR ITS TRUSTEE SHALL DEFEND, INDEMNIFY, SAVE HARMLESS, AND PAY ALL JUDGMENTS AND CLAIMS AGAINST THE GENERAL PARTNERS, OR ANY OF THEM, ANY LIMITED PARTNER, THE BOARD, ANY BOARD MEMBERS, OR ANY OFFICER (EACH, AN "INDEMNITEE" AND, COLLECTIVELY, THE "INDEMNITEES") RELATING TO ANY LIABILITY OR DAMAGE INCURRED BY REASON OF ANY ACT PERFORMED OR OMITTED TO BE PERFORMED BY SUCH INDEMNITEE IN CONNECTION WITH THE BUSINESS OF THE PARTNERSHIP, INCLUDING REASONABLE ATTORNEYS' FEES INCURRED BY SUCH INDEMNITEE IN CONNECTION WITH THE DEFENSE OF ANY ACTION BASED ON SUCH ACT OR OMISSION, INCLUDING ANY ACT OR OMISSION WHICH CONSTITUTES NEGLIGENCE.

            (b) IN THE EVENT OF ANY ACTION BY A LIMITED PARTNER AGAINST SUCH INDEMNITEE, INCLUDING A PARTNERSHIP DERIVATIVE SUIT, THE PARTNERSHIP SHALL DEFEND, INDEMNIFY, SAVE HARMLESS, AND PAY ALL EXPENSES OF SUCH INDEMNITEE, INCLUDING REASONABLE ATTORNEYS' FEES, INCURRED IN THE
      DEFENSE OF SUCH ACTION.

            (c) NOTWITHSTANDING THE PROVISIONS OF SECTIONS 6.6(a) AND (b) ABOVE, AN INDEMNITEE SHALL NOT BE INDEMNIFIED FROM ANY LIABILITY, CLAIM, COST OR EXPENSE RESULTING FROM THE FRAUD, WILLFUL CRIMINAL MISCONDUCT OR BREACH OF CONTRACT OF SUCH INDEMNITEE.

      6.7 PARTNERSHIP ACCOUNTS. The Officers shall establish and maintain one or more depository accounts as directed by the Board ("PARTNERSHIP ACCOUNTS") for funds of the Partnership at depositories selected by the Board. The Partnership Accounts shall be administered in accordance with any contractual agreements to which the Partnership is a party or by which it is bound, and subject thereto, in accordance with the business judgment of the Board. If so requested in writing by any Partner, the CEO shall notify the Partners in writing of the location of all Partnership Accounts. All funds of the Partnership shall be deposited in one of the Partnership Accounts and used exclusively for Partnership purposes. No Partner shall commingle any other funds with the funds of the Partnership in the Partnership Accounts.

      6.8 APPROVAL BY LIMITED PARTNERS. Unless a different percentage vote is expressly indicated, all actions taken or approvals given by Limited Partners shall require the approval of the Limited Partners holding at least 80% of the Interests of the Limited Partners.

      6.9 RELIANCE BY THIRD PARTIES. Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser or other Person, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to verify any representation by the Board or its delegatees as to its authority to encumber, sell or otherwise use any assets or properties of the Partnership, and any such lender, purchaser or other Person shall be entitled to rely exclusively on such representations.

      6.10 TRANSACTIONS WITH PARTNERS. All transactions with Partners or their Affiliates shall be on an arms-length basis. Any professional or administrative services provided by any Partner or its Affiliates shall be pursuant to a written contract service agreement.

                                  ARTICLE VII

                               BOOKS AND RECORDS

      7.1   BOOKS AND RECORDS; PERIODIC REPORTING.

            (a) The Partnership shall keep accurate and complete books of account and records on an accrual basis showing exclusively the assets and liabilities, results of operations, transactions and financial condition of the Partnership in accordance with generally accepted accounting principles and the accounting principles used by the Partnership for U.S. federal income tax purposes. All financial statements shall not be materially misstated and in all material respects shall present fairly the financial position and results of operations of the Partnership. The books of account and records of the Partnership shall at all times be maintained at the principal office of the Partnership.

            (b) The Board shall cause to be delivered to each Partner the following:

            (i) Within 45 days after the end of each Fiscal Year, a statement of financial position and statement of income from operations, Partners' equity and cash flows, all of which shall be prepared in accordance with generally accepted accounting principles or as otherwise specified by this Agreement, together, within 15 days thereafter, with an opinion thereon from the Partnership's independent certified public accountants who at the date of this Agreement are Arthur Andersen L.L.P.;

            (ii) Within 30 days after the end of each calendar month, an unaudited monthly statement of income from operations prepared in accordance with generally accepted accounting principles, other than footnotes, subject to normal year end adjustments;

            (iii) Within 15 Business Days after the receipt of the financial statements described in SECTION 7.1(b)(i), information concerning the Partnership reasonably necessary for the preparation of the Partners' state income tax returns or for Partners', or their Affiliates', Canadian federal or provincial tax or information returns;

            (iv)  By August 15 after the end of each Fiscal Year:

                  (A)   U.S. Federal Income Tax Form K-1;

                  (B) a reconciliation between the financial figures included in the audited financial statements and the financial information used for the Partnership's federal income tax return;

            (v) By September 15 after the end of each Fiscal Year, any forms similar to the U.S. Federal Income Tax Form K-1 required by any state or local tax authority;

            (vi) Within 15 Business Days of the end of the applicable period, annual and monthly statements of the Partnership's risk management business according to provisions determined by the Officers subject to the approval of the Board. In the Board's discretion, these statements may be reviewed by the Accountants.

            (c) The Partnership's federal, state and local income and other tax returns shall be prepared by the Partnership. The Board shall furnish drafts of such tax returns to the General Partners for comment before they are finalized. All tax returns shall be signed on behalf of the Partnership and filed by the Tax Matters Partner.

            (d) Within five Business Days after the receipt of the information described in SECTION 7.1(b)(ii), the Tax Matters Partner shall compute the Tax Amount to be used by the Partners in determining their estimated tax payments and by the Board under SECTION 4.4.

      7.2 RIGHT TO INSPECTION. Each Partner shall have the right at all reasonable times upon reasonable notice to examine and audit at its expense, including the appointment of one of the "Big 6" firms of independent certified public accountants, the books and records of the Partnership. As used herein, "Big 6" means the six largest nationally recognized professional independent certified public accounting firms in the U.S., from time to time.

      7.3 TAX MATTERS PARTNER. Shell GP is hereby designated as the "Tax Matters Partner" of the Partnership, as defined in Section 6231(a)(7) of the Code. In carrying out its duties set out in this Agreement, the Tax Matters Partner shall act in a fiduciary capacity with respect to the Partnership and the other Partners and shall take no action (other than the performance of ministerial duties) without prior written notice of such action to the other Partners.

            (a) The Tax Matters Partner shall have the authority to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership's federal, state, local or foreign tax returns, and to the extent provided in Sections 6222 through 6231 of the Code, to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and the Partners; PROVIDED that, to the extent any such extension, agreement, election or document might have a material effect on any Partner, such Partner must consent in writing to such extension, agreement, election or document and the Tax Matters Partner must reasonably consult with such Partner in any discussions or negotiations associated with such agreement or document. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

            (b) The Tax Matters Partner shall keep each Partner informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish each Partner who so requests in writing a copy of each notice or other communication received by the Tax Matters Partner. If any Partner intends to file a notice of inconsistent treatment under
      Section 6222(b) of the Code, such Partner shall, prior to the filing of such notice, provide notice to the Tax Matters Partner of such intent and the manner in which the Partner's intended treatment of the Partnership item is (or may be) inconsistent with the treatment of that item by the Partnership.

            (c) Each Partner will bear its own costs resulting from any tax examination of its investment in the Partnership.

            (d) The Tax Matters Partner shall be reimbursed by the Partnership for all the reasonable costs incurred by it as Tax Matters Partner in connection with any examination of the Partnership tax returns by a taxing authority.

      7.4 TAX ELECTIONS. The Partnership shall be treated, and shall file its tax returns, as a partnership for federal, state and local income and other tax purposes. If any Partner receives notice of a tax examination of the Partnership by any federal, state or local authority, it shall promptly give notice thereof to the other Partners. All elections permitted to be made by the Partnership under the Code shall be made by the Board; PROVIDED, HOWEVER, that the Board upon the request of any Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder AND PROVIDED that the Partnership shall elect to deduct expenses, if any, incurred by it in organizing itself, ratably over a 60-month period as provided in Section 709 of the Code. The Board, upon notice to and consent by the other Partners, shall seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the Board determination that such revocation is in the best interests of the Partnership.

                                 ARTICLE VIII

                TRANSFER; ADMISSION AND WITHDRAWAL OF PARTNERS

      8.1   RESTRICTIONS ON TRANSFER.

            (a) Except as permitted in SECTIONS 8.2, 8.3 OR 8.4, (i) no Partner shall sell, assign, transfer, mortgage, charge, or otherwise encumber or hypothecate (a "Transfer") any part or all of its Interest or suffer any Third Party to cause a Transfer of its Interest or contract with any party to Transfer its Interests, and (ii) Salmon Parent, Shell Parent and Tejas Parent shall not transfer any interest in a Subsidiary in the Partnership Line of Ownership and shall not permit any Subsidiary in the Partnership Line of Ownership to transfer all or any part of its beneficial ownership of the Interests.

            (b) In the event of a proposed Transfer of shares, partnership interests, or other equity interests in any Subsidiary in the Partnership Line of Ownership that does not constitute a member of the Partner Group offered in compliance with SECTIONS 8.3 and 8.4 and that does not satisfy the requirements of SECTION 8.2, then Salmon Parent, Shell Parent or Tejas Parent, as the case may be, shall cause such Transfer to exclude any beneficial ownership of the Interests.

      8.2   TRANSFER TO AFFILIATE OR TRANSFER WITH CONSENT.

            (a) A Partner may transfer part or all of its Interest or shares in any Subsidiary in the Partnership Line of Ownership, without the consent of any other Partner, to any U.S. entity 100% of the equity interests of which are directly or indirectly held by Salmon Parent, Shell Parent or Tejas Parent; provided that any such transaction from the Salmon Group to the Shell Partner Group shall be offered 50% to the Tejas Partner Group. Any such transferee of Interests shall be admitted as a Partner.

            (b) A Partner may Transfer its Interest at any time either (i) with the consent of Tejas GP and Shell GP, which consent may be withheld in the absolute discretion of either of them, or (ii) by compliance with the provisions of SECTIONS 8.3 OR 8.4 below.

            (c) A Shareholder or Subsidiary in the Partnership Line of Ownership may Transfer its Partner's Interest or shares or any Subsidiary in the Partnership Line of Ownership pursuant to or in connection with a mortgage, pledge or grant of a security interest presently existing or that is entered into or placed in effect after the date hereof with Qualified Financial Institutions.

      8.3   "FIRST LOOK" TRANSFERS AFTER EXIT DATE.

            (a) Any Partner and/or its Affiliates (the "Selling Partner") may offer (the "Offer") to sell all of its Interest or all of its Affiliate's shares of the Partner Group (such Interests or shares being herein referred to as the "Offered Interests") to the Respondents at any time after January 1, 1999. The Offer shall include a copy of all material agreements pursuant to which the sale of the Offered Interests would occur. Respondents shall have a period of 30 days to respond to such Offer and within such time may make a written acceptance (the "Response") to the Selling Partner to purchase the Selling Partner's Offered Interest upon the price, terms, and conditions of the Offer.

            (b) In the event Respondents deliver a Response within the 30-day period, the Selling Partner and Respondents shall close the sale within 90 days of the Response or as soon thereafter as practicable.

            (c) In the event the Respondents fail to deliver a Response within the required period or reject the offer, then, after compliance with
      SECTION 8.4 below, the Selling Partner may, but is not obligated to, sell the subject Offered Interest, upon the terms and conditions of SECTION 8.4 below. If the Selling Partner does not make such a sale, it shall retain its Offered Interest, subject to the restrictions on Transfer provided in this Agreement.

            (d) In the event that, at any time when there is more than one Respondent, any Respondent fails to give a notice, fails to make an election, or rejects any offer, then the other Respondent shall have a period of 30 days, from the date of its actual knowledge of such failure or rejection, within which to assume the rights of such failing or rejecting Respondent.

      8.4 "LAST LOOK" TRANSFERS AFTER EXIT DATE. For clarity, the Partners expressly acknowledge and agree that, except for Transfers expressly permitted under SECTIONS 8.1, 8.2 OR 8.3(b) (it being understood that such Transfers do not require compliance with this SECTION 8.4), no Partner may Transfer any part or all of its Interest without compliance with the following provisions:

            (a) Following compliance with SECTION 8.3, the Selling Partner may accept or solicit an Offer (as defined above) from a single Person (acting alone or through multiple wholly-owned subsidiaries) to buy the Offered Interests for cash at the closing (i) after January 1, 1999, and (ii) pursuant to a written Offer the acceptance of which by such Person would create a binding and enforceable agreement of sale of the Offered Interest, but only after compliance with SECTIONS 8.4(b) through 8.4(f) hereof.

            (b) Prior to accepting an Offer, the Selling Partner shall give written notice to the Respondents and the Partnership of all the terms, provisions, and conditions (including, without limitation, whether an election under Section 338(h)(10) of the Code is being made) with respect to such Offer, including a copy thereof, and the Selling Partner shall offer to sell to Respondents, subject to the Retirement Option in SECTION 8.5, the Selling Partner's Offered Interest which is subject to such Offer on the same terms, price, provisions, and conditions as are set forth in the Offer, except that the purchase price may be increased as provided in
      SECTION 8.4(f).

            (c) Respondents shall have a period of 30 days from the date of its receipt of the written notice from the Selling Partner to accept such offer on the same terms, price, provisions, and conditions stated in such written notice insofar as they may be applicable to Respondents (subject to any increase in the purchase price required by SECTION 8.4(f)), which acceptance must be in writing and be received by the Selling Partner prior to the expiration of such 30-day period. Any purported acceptance made orally shall be ineffective, and any purported acceptance which varies the terms of such offer shall be deemed a rejection thereof for all purposes. If Respondents accept such offer in accordance with the foregoing provisions, Respondents shall be bound to purchase the Offered Interest in accordance with such offer and the Selling Partner shall be bound to sell the Offered Interest on the terms, price, provisions, and conditions set forth in the Selling Partner's written notice (including any increase in the purchase price required by SECTION 8.4(f)). The closing of the purchase by Respondents shall be held at the time and place specified in the written notice from the Selling Partner, or such later date as is mutually agreed to by Respondents and the Selling Partner, but in no event shall closing take place earlier than sixty (60) days from the date of receipt by Respondent of the written notice from the Selling Partner.

            (d) In the event Respondents deliver written notice of rejection to the Selling Partner, or in the event Respondents fail to accept the Offer in the manner required by SECTION 8.4(c) hereof, the Offer made by the Selling Partner shall be deemed to have been rejected by Respondents, the Selling Partner shall be free to sell, transfer, assign, or convey such Offered Interest in the Partnership to the Third Party on the terms, provisions and conditions set forth in the written notice to Respondent or other terms and conditions not less favorable to the Selling Partner. Any such purchaser, transferee, or assignee shall become a Partner.

            (e) In the event that such transaction is not consummated as provided in SECTION 8.4(d) hereof on or before sixty (60) days after the closing date specified in the notice from the Selling Partner to Respondents, or, in the event any terms and provisions of such transaction are changed following a rejection by the Selling Partner in a manner which renders such terms less favorable to the Selling Partners no Transfer of such interest in the Partnership may be made unless the provisions of this Agreement restricting Transfers are again complied with.

            (f) The purchase price payable by the Respondents under SECTION 8.4 shall be increased by 10% if (and only if) the Third Party Offer under
      SECTION 8.4(a) exceeds the price at which the Selling Partner offered to sell the Offered Interests to the Respondent under SECTION 8.3. No 10% premium shall be due in the event of an unsolicited offer from a Third Party to the Selling Partner.

            (g) In the event that, at any time when there is more than one Respondent, any Respondent fails to give a notice, fails to make an election, or rejects any offer, then the other Respondent shall have a period of 30 days, from the date of its actual knowledge of such failure or rejection, within which to assume the rights of such failing or rejecting Respondent.

      8.5   PARTNERSHIP INTEREST RETIREMENT OPTION.

      If a Selling Partner has offered to sell directly all of its Interests under SECTION 8.3 or has given notice to the Partnership under SECTION 8.4(b), then the Partnership, at its option within ten days after receipt of the notice, may retire all of the Selling Partner's Partnership Interest (the "Retirement Option") on the following terms:

            (a) The Retirement Option will take priority over Respondents' option under SECTION 8.3 OR 8.4(b),

            (b) The Partnership shall make a retirement distribution to the Selling Partner equal to the purchase price required by SECTION 8.3 or 8.4,

            (c) A Selling Partner will be subject to the same terms, provisions and conditions as established in the Offer,

            (d) The retirement distribution shall occur no later than 60 days from the date that the Selling Partner elects to require the Partnership to retire the Offered Interests and

            (e) Upon the making of the retirement distribution, the Selling Partner shall cease to be a Partner and its Interests shall be extinguished. The Partnership Percentages of the other Partners shall be proportionately increased.

      Any premium pursuant to SECTION 8.4(f) shall be treated as a guaranteed payment within the meaning of Section 707(c) of the Code and recorded as an expense of the Partnership for income tax and financial reporting purposes and will not be considered a distribution of money to the Selling Partner that reduces its Capital Account.

      In the event of a change in the Code where the maximum marginal corporate capital gains tax rate is lower than the maximum marginal ordinary corporate income tax rate, the Selling Partner shall receive an additional Guaranteed Payment (herein so called) computed as follows:

            (i) The Guaranteed Payment times the maximum marginal federal ordinary corporate tax rate minus the Guaranteed Payment times the maximum marginal federal corporate capital gains tax rate.

            (ii) The positive amount in clause (i) immediately preceding is divided by the difference between 1 minus the maximum marginal federal ordinary corporate tax rate.

      8.6   ADMISSION OF NEW LIMITED PARTNERS.

            (a) Subject to SECTIONS 6.3, 6.4(a), 8.2(a), 8.4(d), 8.6(b) AND
      8.6(c), with the written consent of Shell GP and Tejas GP, which consent may be arbitrarily withheld in the sole discretion of Shell GP and Tejas GP, the Partnership may admit one or more new Limited Partners. Any Limited Partner so admitted shall (i) make a Capital Contribution and (ii) have a Partnership Percentage, in such amounts as shall be determined by Shell GP and Tejas GP and shall dilute the existing General and Limited Partners prorata.

            (b) No new Partner shall be admitted to the Partnership (i) if the effect of such admission would be the transfer of greater than 50% of the Partnership Interests in any twelve-month period; or (ii) if such admission could, with the giving of notice, the passage of time or both, violate the terms of, or constitute a breach of or a default under, this Agreement or any other agreement, document, contract or instrument to which the Partnership is a party to or by which the Partnership or its assets are bound.

            (c) The admission of any new Partner to the Partnership (i) may be conditioned on the receipt by the Partnership of opinions of counsel acceptable to the Board with respect to compliance by the Partnership and the new Partner with securities, tax and other laws and such other matters as the Board may deem appropriate and (ii) shall be conditioned on the confirmation by the new Partner of the accuracy of the representations and warranties, and the agreement of such new Partner to be bound by the covenants, contained in
      ARTICLE XI of this Agreement, insofar as such representations, warranties and covenants pertain to such new Partner.

            (d) Notwithstanding the foregoing, if at any time the aggregate Interests held by the members of the Tejas Partner Group amount to 50% of the total Interests held by all Partners in the Partnership, then, upon request of Tejas GP, Shell LP2 and Tejas LP2 will each transfer a proportionate share of their respective Partnership Percentages (up to one percentage point in the aggregate) to a mutually acceptable Third Party upon terms to be reasonably agreed upon by Shell LP2 and Tejas LP2. Any such transfer shall not be subject to the provisions of SECTIONS 8.1, 8.2, 8.3, 8.4 AND 8.5.

      8.7   CHANGE OF CONTROL.  (a) In the event that:

      (A) any of Salmon Parent, Shell Parent or Tejas Parent (each, a "Shareholder") or a Subsidiary in the Partnership Line of Ownership (together, the "Affected Shareholder") enters into an agreement to (i) sell substantially all of its assets, (ii) merge into another business entity (the Shareholder or Subsidiary in the Partnership Line of Ownership, as the case may be, not being a survivor to the merger), (iii) sell voting stock representing a majority of its outstanding voting stock to a New Control Group, or (iv) transfer control over its business and affairs to a New Control Group, or

      (B) a New Control Group acquires a majority of the voting stock of a Shareholder or of any Subsidiary in the Partnership Line of Ownership, or

      (C) a New Control Group other than the then-current management of the Shareholder acquires by proxy, written consent or otherwise the ability to name a majority of the board of directors of the Shareholder or of any Subsidiary in the Partnership Line of Ownership, or

      (D) any of the foregoing events described in (A) through (C) immediately preceding shall be caused by, or result, directly or indirectly, from any exercise by a creditor of any rights under any credit agreement, any foreclosure, bankruptcy or other event described in clauses (E) or (F) below, or

      (E) the Shareholder or any Subsidiary in the Partnership Line of Ownership commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Shareholder or Subsidiary in the

      Partnership Line of Ownership or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or

      (F) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Shareholder or of any Subsidiary in the Partnership Line of Ownership in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Shareholder or such Subsidiary in the Partnership Line of Ownership or such affiliate or for all or substantially all of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days

(each of the foregoing (A) through (F) immediately preceding being a "Triggering Event"), then the other Shareholders (the "Non-Changing Shareholders") shall have an option to acquire the Partnership Interest owned by both the General Partner and the Limited Partners owned or controlled by the Affected Shareholder in such proportions as agreed between the Non-Changing Shareholders or, if no agreement is reached, (x) in proportion to the respective Partnership Percentages of Partners owned or controlled by each of the Non-Changing Shareholders if the Affected Shareholder owns or controls or is a member of the Salmon U.S. Partner Group, (y) 100% by the Shell Partner Group if the Affected Shareholder owns or controls or is a member of the Tejas Partner Group or (z) 100% by the Tejas Partner Group if the Affected Shareholder owns or controls or is a member of the Shell Partner Group.

      (b) Such option may be exercised by the Non-Changing Shareholders by delivery of a written notice delivered to the Affected Shareholder not later than the 180th calendar day following the earlier of (i) delivery to the Non-Changing Shareholders by the Affected Shareholder of a written notice specifying that a Triggering Event had occurred, (ii) publication of the fact that a Triggering Event had occurred in THE WALL STREET JOURNAL, or (iii) the filing by a group or Person of a notice under the Securities Exchange Act of 1934, as amended, of a notice that such group or Person had acquired or made an agreement to acquire not less than 50% of the voting stock of the Affected Shareholder. Upon exercise of such option by the Non-Changing Shareholders, the Initial Agreements with the Affected Shareholder may be terminated:

            (i) at the election of such Affected Shareholder if the Triggering Event was approved by the Continuing Directors; and

            (ii) at the election of the Non-Changing Shareholders if the Triggering Event was not approved by the Continuing Directors;

provided, however, that the Salmon Supply Agreement, the Shell Supply Agreement or the Tejas Supply Agreement, as the case may be, between the Affected Shareholder or its affiliates and the Partnership or any of their respective subsidiaries shall continue in full force and effect as to Committed Volumes.

      (c) The purchase price of the Partnership Interests to be so purchased shall be paid in cash by the Non-Changing Shareholders and shall be equal to the Fair Market Value of such Partnership Interests.

      (d) In the event that, at any time when there is more than one Non-Changing Shareholder, any Non-Changing Shareholder fails to give a notice, fails to make an election, or rejects any offer, then the other Non-Changing Shareholder shall have a period of 30 days, from the date of its actual knowledge of such failure or rejection, within which to assume the rights of such failing or rejecting Non-Changing Shareholder.

      8.8   WITHDRAWAL OF A PARTNER.

            (a) Except following a sale of all of its Partner Group's Interests in compliance with SECTION 6.4 OR ARTICLE VIII, a General Partner may not withdraw from the Partnership without breaching this Agreement. In the event the General Partner withdraws, the Interest of the withdrawing General Partner shall be converted to, and treated as, an Interest held by a Limited Partner. The withdrawing General Partner shall have the right to become a substitute Limited Partner with the consent of the other General Partners. The withdrawing General Partner shall continue to have the same rights to profits, losses and distributions as if it had remained a General Partner.

            (b) Except following a sale of all of its Interest in compliance with SECTION 6.4 OR ARTICLE VIII, no Limited Partner may withdraw from the Partnership without the written consent of Shell GP and Tejas GP. In granting such consent, Shell GP and Tejas GP shall condition the withdrawal of the withdrawing Limited Partner on such matters as each Partner may deem appropriate, and, in granting such consents, shall determine (i) the extent, if any, to which such withdrawing Partner shall retain an interest in the Partnership; (ii) the terms and conditions on and timing of the return of such withdrawing Partner's capital; and (iii) the extent, if any, to which such withdrawing Partner shall remain obligated or liable for obligations and liabilities of the Partnership and/or at risk with respect to ongoing Partnership operations.

            (c) No Limited Partner may withdraw from the Partnership if the effect of such withdrawal could, with the giving of notice, the passage of time, or both, violate the terms of or constitute a breach of or a default under this Agreement or any other agreement, document, contract or instrument to which the Partnership is a party or by which the Partnership or its assets are bound.

            (d) Subject to SECTION 8.8(b), on the withdrawal of a Limited Partner from the Partnership in accordance with this Section, such Limited Partner shall cease to be a Partner for all purposes.

      8.9 SUBSTITUTE PARTNERS. Except in the case of assignees pursuant to the provisions of SECTIONS 8.2, 8.3, AND 8.4, an assignee of an Interest shall not become a substitute Partner without the written consent of Shell GP and Tejas GP, which consents may be arbitrarily withheld in the sole discretion of such Partners. Each assignee shall execute an instrument in form and substance satisfactory to Shell GP and Tejas GP agreeing to be bound by this ARTICLE VIII and any other appropriate provisions of this Agreement. Any assignee who is not admitted to the Partnership shall have only the rights to receive distributions and allocations.

      8.10 EFFECT OF DISPOSITION. Except as provided in SECTION 8.8(a), any Partner that has disposed of all of its Interest shall cease to be a Partner for purposes of this Agreement; PROVIDED, HOWEVER, that such Partner shall remain liable for its obligations under this Agreement incurred prior to the disposition of its Interest, and shall remain liable to the Partnership and the other Partners for the actions and omissions of such Partner prior to the disposition of its Interest.

      8.11 EFFECT OF NONCOMPLIANCE. Any purported Transfer of an Interest other than in accordance with the provisions of this Article shall be void AB INITIO and shall not cause a dissolution of the Partnership.

      8.12 EFFECT ON SUPPLY AGREEMENTS. In the event that a Partner Group sells its entire Interests pursuant to SECTION 8.3 OR 8.4 or has its Interests redeemed pursuant to SECTION 8.5, then the selling Partner Group, by notice not less than 10 Business Days before such sale, shall have the option to terminate the Salmon Supply Agreement, Shell Supply Agreement or Tejas Supply Agreement, as the case may be, to which any member of its respective Salmon U.S. Partner Group, Shell Partner Group or Tejas Partner Group, as the case may be, is party as a "Seller" thereunder, as to natural gas volumes that are not Committed Volumes. The Salmon Supply Agreement, Shell Supply Agreement or Tejas Supply Agreement shall not terminate, and shall remain in full force and effect, as to Committed Volumes. Any such termination as to volumes that are not Committed Volumes shall be effective 60 days after the closing of the sale by the selling Partner Group of its Interests in accordance with SECTION 8.3 OR 8.4 or the redemption pursuant to SECTION 8.5. In the event that a Third Party purchaser of the Interests from the selling Partner Group offers to supply the Committed Volumes upon terms and conditions identical to, or more favorable to the Partnership than, those of the Salmon Supply Agreement, Shell Supply Agreement or Tejas Supply Agreement, as the case may be, and such Third Party is capable of performing such commitment in the reasonable judgment of Shell GP and Tejas GP, then the respective Salmon U.S. Partner Group, Shell Partner Group or Tejas Partner Group, as the case may be, of which the Selling Partner Group is a member shall be released from its obligation to continue supplying Committed Volumes as required by this SECTION 8.12; provided that Salmon Group, Shell Partner Group or Tejas Partner Group, as the case may be, of which the selling Partner Group is a member, shall guarantee performance by such Third Party of its obligations to supply the Committed Volumes.

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                                  ARTICLE IX

                          DISSOLUTION OF PARTNERSHIP

      9.1 DISSOLUTION EVENTS. The Partnership shall be dissolved upon the occurrence of any of the following events:

            (a) The voluntary agreement of Shell GP and Tejas GP to dissolve the Partnership;

            (b) The expiration of the term specified in SECTION 2.5; provided, that, where the term has been extended, dissolution shall not occur until expiration of the final extension;

            (c) Upon the occurrence of any of the following events by or with respect to Shell GP or Tejas GP (the "DEFAULTING PARTNER"):

                  (i) the Defaulting Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition;
            (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Defaulting Partner in a proceeding of the type described in clauses (A)-(C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Defaulting Partner or of all or any substantial part of its properties; or

                  (ii) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that a Defaulting Partner is bankrupt or insolvent, or a final non-appealable order for relief is entered by a court with appropriate jurisdiction against the Defaulting Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereinafter in effect;

      provided that in each case the Defaulting Partner shall use its best efforts to provide prior notice of at least 24 hours to the Partnership of the pending occurrence of such event and in any event will provide notification of the occurrence of such event to the Partnership within two Business Days of it having occurred;

            (d) A Partner (the "Defaulting Partner") shall breach this Agreement in any material respect, which breach continues for 30 days after a non-defaulting General Partner (that is not an Affiliate of the Defaulting Partner) has given written notice thereof to the Defaulting Partner;

            (e) If, during the existence of the Partnership, there shall be enacted in the U.S. or Canada any law, regulation or directive, whether federal, state, or provincial (or any change occurs to the interpretation, whether by judicial decision or change in policy of a U.S., Canadian or state or provincial governmental body, of such law, regulation or directive) the effect of which would be either:

                  (i) to reduce or to require a Partner Group to reduce or dispose of any material part of its Interest in the Partnership; or

                  (ii) to cause any one of this Agreement, any of the Initial
            Agreements, the Shell Canada Supply Agreement, or the CEC Supply Agreement to be terminated or modified in a manner substantially prejudicial to the Salmon Group, Shell Partner Group, Tejas Partner Group or the Partnership; or

                  (iii) cause the Salmon U.S. Partner Group, Shell Partner
            Group or Tejas Partner Group to suffer serious material hardship for reasons concerning its participation in the Partnership;

      AND PROVIDED THAT such enactment or change in interpretation does not equally affect all Partner Groups, THEN, at the request of any adversely affected Partner Group, Shell GP and Tejas GP will dissolve the Partnership and liquidate the Partnership in an orderly manner as soon as practicable in accordance with Article X; PROVIDED FURTHER THAT, if Shell GP and Tejas GP do not agree that a dissolution of the Partnership is appropriate or if Shell GP and Tejas GP cannot agree upon a plan of dissolution, such disagreement shall be submitted for arbitration in accordance with SECTION 12.10; PROVIDED FURTHER THAT, if at least two different Partner Groups are unaffected by the enactment or change in interpretation, the unaffected Partners shall thereafter reconstitute the Partnership, upon the same terms and conditions as this Agreement, but without the adversely affected Partner Group.

            (f) Notice from Shell GP of its election to dissolve the Partnership within 60 days following its actual knowledge of termination, for any reason, of the Tejas Supply Agreement;

            (g) Notice from Tejas GP of its election to dissolve the Partnership within 60 days following its actual knowledge of termination, for any reason, of the Shell Supply Agreement, Salmon Supply Agreement or the Shell Canada Supply Agreement; PROVIDED, HOWEVER, that, if the dissolution shall be on account of termination of the Salmon Supply Agreement or the Shell Canada Supply Agreement, then the Shell Partner Group and Tejas Partner Group shall thereafter reconstitute the Partnership, upon the same terms and conditions as this Agreement, but without any member of the Salmon U.S. Partner Group;

            (h) Any of the events stated in SECTION 9.1(c) occurs with respect to the Partnership (as though the Partnership were the "Defaulting Partner" as that term is used in such Section);

            (i) Any event requiring dissolution under SECTION 6.4 shall have occurred; or

            (j) Any other act by or with respect to the Partnership constituting a dissolution under applicable law.

      9.2 RECONSTITUTION OF THE PARTNERSHIP. On the occurrence of an event described in SECTIONS 9.1(a), 9.1(b) OR 9.1(f), the Partnership shall be liquidated, and the affairs of the Partnership shall be wound up in accordance with the provisions of ARTICLE X. On the occurrence of an event described in SECTIONS 9.1(c) OR 9.1(d), upon the consent within 90 days after such event of a majority in Interest of the Limited Partners (excluding Partners who are Defaulting Partners or Affiliates of Defaulting Partners), the Partnership shall be reconstituted without the Defaulting Partners and the business of the Partnership shall be continued without interruption, otherwise, the Partnership shall be liquidated and shall be wound up pursuant to ARTICLE X. On the occurrence of an event described in SECTIONS 9.1(e) OR 9.1(g), the Partnership shall be reconstituted as therein provided and the business of the Partnership shall be continued without interruption. On the occurrence of an event described in SECTION 9.1(h) OR 9.1(i) upon the consent within 90 days after such event of a majority in Interest of the Limited Partners not causing the dissolution of the Partnership, the Partnership shall be reconstituted and the business of the Partnership shall be continued without interruption to the extent permitted under applicable law, or, absent such consent, the Partnership shall be liquidated and wound up pursuant to ARTICLE X.

      9.3 SALMON PURCHASE OPTION. If the Partnership is dissolved pursuant to
SECTION 9.1 and such dissolution does not result in a reconstitution of the Partnership with a member of the Salmon U.S. Partner Group as a Partner pursuant to SECTION 9.2, then the Salmon U.S. Partner Group shall have the option, exercisable by notice to the other Partners within 30 days after such dissolution, to purchase all (but not less than all) of the stock of CEC owned directly or indirectly by the Partnership or any of the Partners or their Affiliates for the Fair Market Value of such stock. Any such purchase shall close within 90 days following such notice. IF (a) following such dissolution, the Partnership is liquidated pursuant to ARTICLE X and (b) at the time of the closing of the Salmon U.S. Partner Group's purchase of the stock of CEC, as described above, CEC has insufficient funds for the redemption or retraction of its Series A Preferred Shares held by Shell Canada, THEN the Partnership shall contribute (on such liquidation and prorata with distributions of capital to the Shell Partner Group and the Tejas Partner Group pursuant to SECTION 10.1(c) hereof) to CEC Holdings (and CEC Holdings thereafter shall contribute to CEC) an amount equal to such deficiency, limited to the cash dividends, if any, received by the Partnership (or the Partners, as successors to the Partnership) on the Class A Common Stock and the Class B Common Stock, up to (but not exceeding) the amount of the aggregate allocation to Salmon LP of amortization of the EXHIBIT C and EXHIBIT D contracts under SECTION 5.3(d).

                                   ARTICLE X

                        LIQUIDATION OF THE PARTNERSHIP

      10.1 LIQUIDATION. In the event of dissolution of the Partnership where the business of the Partnership is not reconstituted, liquidation shall occur. The Board shall cause a determination of the Fair Market Value of the Partnership's assets and shall supervise the liquidation of the Partnership; PROVIDED THAT, if a wrongful act of a General Partner dissolved the Partnership, Board members appointed by such General Partner shall not be entitled to participate in such supervision. In the event of any liquidation of the Partnership under this Agreement or the Act, except as otherwise provided herein, the proceeds of liquidating the Partnership shall be applied and distributed in the following order of priority (each item to be satisfied in full in the order listed below before any of such proceeds are allocated to the subsequent item):

            (a) First, to creditors, including Partners who are creditors (to the extent not otherwise prohibited by law), in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment therefor), other than liabilities for which reasonable provision for payment has been made and liabilities for interim distributions to Partners and distributions to Partners on withdrawal; then

            (b) Second, to the setting up of any reserves which the supervising members of the Board determine to be reasonably necessary for any contingent liabilities of the Partnership or of any Partner arising out of, or in connection with, a Partnership liability; then

            (c) Third, subject to SECTION 10.2, to the Partners prorata in proportion to their positive Capital Accounts balances until those positive balances all equal zero; then

            (d) Finally, subject to SECTION 10.2, the balance, if any, to the Partners prorata in proportion to their Partnership Percentages;

provided, that, to the fullest extent practicable and subject to the requirement that all distributions to the Partners shall be in proportion to their positive Capital Accounts balances, (i) Shell LP1 and, thereafter, Shell LP2 and Shell GP shall be distributed Shell LP1 Economic Interest Contributions as reflected on EXHIBIT C and any Physical Contract the performance of which by the Partnership is guaranteed by Shell Parent or one of its Affiliates and Tejas LP1, and Tejas LP2 and Tejas GP shall be distributed Tejas LP1 Economic Interest Contributions as reflected on EXHIBIT D and any Physical Contract the performance of which by the Partnership is guaranteed by Tejas Parent or one of its Affiliates; and Salmon LP shall be distributed Salmon LP Economic Interest Contributions as reflected on EXHIBIT A4; (ii) after satisfaction of clause (i) immediately preceding, any Physical Contracts with customers who were customers under any contracts identified on EXHIBIT C shall be distributed to the Shell Partner Group and any Physical Contracts with customers who were customers under any contracts identified on EXHIBIT D shall be distributed to the Tejas Partner Group and any Physical Contracts with customers who were customers under any contracts identified on EXHIBIT A4 shall be distributed to the Salmon U.S. Partner Group; and (iii) thereafter, any remaining Physical Contract or other asset shall be distributed equitably to the Partner Group having the closest business nexus to the customer or transaction associated with such Physical Contract or asset. Any portfolio of futures contracts, hedges, and other similar derivatives shall be marked to market and, upon request by any Partner, shall be sold to the highest bidder.

      Neither the General Partner nor the Board shall receive any compensation for any services performed pursuant to this ARTICLE X.

      10.2 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS. In the event the Partnership is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations:

            (i) distributions shall be made pursuant to this ARTICLE X to the Partners who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations as adjusted under Section 1.704-1(b)(2)(iv)(f) of the Regulations; and

            (ii) if a General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations.

      10.3 DEEMED DISTRIBUTION AND RECONSTITUTION. Notwithstanding any other provision of this ARTICLE X, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but the Partnership is not liquidated under this ARTICLE X, the Property of the Partnership shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the assets of the Partnership in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

      10.4 RIGHTS OF LIMITED PARTNERS. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. No Limited Partner shall have priority over any other Limited Partner as to the return of his Capital Contributions, or distributions or allocations.

                                  ARTICLE XI

                     REPRESENTATIONS OF LIMITED PARTNERS;
                                INDEMNIFICATION

      11.1 REPRESENTATIONS OF LIMITED PARTNERS. Each of the Limited Partners and assignees of an interest of a Limited Partner hereby represents, warrants and acknowledges to the Partnership and the other Partners that:

            (a) the Limited Partner or assignee is acquiring its Interest for its own account for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or other applicable securities law or regulations;

            (b) each Limited Partner's Interest may only be disposed of pursuant to an effective registration statement filed under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act; the Partnership has not filed such a registration statement nor has any obligation to do so, nor has agreed to do so, nor contemplates doing so in the future; and in the absence of such a registration statement or such an exemption, the Limited Partner may have to hold its Interest indefinitely and may be unable to liquidate it in case of a financial emergency;

            (c) each Limited Partner is acquiring its Interest in the Partnership solely for such Partner's account, for investment, without a view to a distribution thereof within the meaning of the Securities Act, and the Interest of that Limited Partner will not be offered, sold or transferred by such Limited Partner in violation of the Securities Act or the securities laws of any state or other jurisdiction;

            (d) each Limited Partner confirms that the Partnership and the General Partners have made available to such Limited Partner, or to the representative of such Limited Partner, the opportunity to ask questions and to acquire such additional information about the business and financial condition of the Partnership as such Limited Partner has requested or desired;

            (e) such Limited Partner understands and has taken cognizance of all risk factors related to the acquisition of its Interest in the Partnership, and its knowledge and experience, and/or that of its authorized representatives, in financial and business matters is such that it is, and/or its authorized representatives are, capable of evaluating the merits and risks of acquiring an Interest in the Partnership;

            (f) such Limited Partner has and/or its authorized representative has, (i) knowledge of finance, securities and investments, generally, and
      (ii) experience and skill in investments based on actual participation;

            (g) there are no understandings or agreements among the Limited Partners regarding the pricing or timing of any future disposition of Interests other than as may be specifically provided for in this Agreement;

            (h) each Limited Partner is investing in the Partnership for its own account and not as an agent, directly or indirectly, for any other person.

      11.2 INDEMNIFICATION. EACH PARTNER, AND EACH ASSIGNEE OF AN INTEREST OF A PARTNER (EACH AN "INDEMNITOR"), HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE PARTNERSHIP AND THE OTHER PARTNERS FROM AND AGAINST ANY LOSS, COST, DAMAGE, CLAIM, LIABILITY OR EXPENSE, INCLUDING THE COSTS OF DEFENDING ANY ACTION BROUGHT AGAINST THE PARTNERSHIP OR ANY PARTNER, ARISING OUT OF OR RELATING TO INDEMNITOR'S BREACH OF OR DEFAULT OR MISREPRESENTATION UNDER THIS AGREEMENT.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

      11.3 NET WORTH MAINTENANCE. The Shell GP, the Tejas GP and the Salmon GP or any other General Partner shall separately maintain their share of Minimum Net Worth. Each General Partner's share of Minimum Net Worth shall be the product of the (i) Minimum Net Worth, times (ii) the proportion (expressed as a percentage) that such General Partner's Partnership Percentage bears to the Partnership Percentages of all General Partners. Any indemnity payment made under SECTION 11.2 due to a reclassification of the Partnership as a corporation taxable for federal income tax purposes will be grossed-up for any federal or state taxes related to the receipt by the indemnitee less any tax savings resulting from the indemnity payment, the defaulting General Partner to indemnify the other Partners accordingly.

                                  ARTICLE XII

                                 MISCELLANEOUS

      12.1  *

      12.2 ADDITIONAL DOCUMENTS AND ACTS. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of a Partner hereunder shall be in writing.

      12.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW.

      12.4 SEVERABILITY. If this Agreement or any portion thereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any valid applicable laws or official orders, rules and regulations, the inconsistent or contrary provisions of this Agreement shall be null and void and such laws, orders, rules and regulations shall control and this Agreement, as so modified, shall continue in full force and effect; PROVIDED, HOWEVER, that nothing herein contained shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

      12.5 BINDING EFFECT. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

      12.6 AGREEMENT RESTRICTED TO PARTNERS. This Agreement is solely for the parties hereto and no covenant or other provision herein shall create any rights in, or give rise to any obligation to or any cause of action by, any person not a party hereto.

      12.7 COUNTERPARTS. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

      12.8 POWER OF ATTORNEY; AMENDMENTS. Each of the Limited Partners hereby makes, constitutes and appoints each General Partner as its true and lawful attorney, to make, sign, execute, acknowledge and file with respect to the Partnership;

            (a) such Certificates of Limited Partnership and such amended Certificates of Limited Partnership and such assumed name certificates and amendments thereto as may be required by law or pursuant to the provisions of this Agreement;

            (b) all documents required to qualify the Partnership to do business in other states;

            (c) documents of admission of new Partners or of transfer or issuance of Interests (including, without limitation, amendments of this Agreement necessary or appropriate to effect the same) and all other instruments to effect said admissions, transfers or issuances, but only if the provisions of this Agreement (including, without limitation, SECTIONS 6.3(b) and 6.3(d)) have been complied with; and

            (d) all documents required to reflect the dissolution and termination of the Partnership after it has been dissolved or terminated in accordance herewith.

      The foregoing power of attorney is hereby declared to be irrevocable and is a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, legal disability, withdrawal, dissolution, bankruptcy, insolvency or termination of any Partner or the transfer of all or any portion of an Interest, and shall extend to each Partner's heirs, legal representatives, successors and assigns.

      Any other amendments to this Agreement may be made only with the written approval of the General Partners and the Limited Partners.

      12.9 NOTICES. All notices and demands provided for in this Agreement shall be in writing and shall be given to the other Partners by hand, by telegram (or telefax), or by United States Registered or Certified Mail, postage prepaid, return receipt requested, to the addresses set forth below or to such other addresses as any Partner hereto may hereafter specify in writing:

      If to any member        5670 Greenwood Plaza Boulevard
      of the Salmon U.S.      Suite 112
      Partner Group:          Englewood, Colorado,  80111, USA
                              Attn:  President
                              Telecopier:  (303) 694-4997

      With a copy to:         Shell Canada Limited
                              400-4th Avenue S.W. T2P OJ4
                              P.O. Box 1444, Station M,
                              Calgary, Alberta, T2P 2L6
                              Attn: Director of Marketing, Resources
                              Telecopier:  (403) 269-5444

      If to any member        c/o Shell Oil Company
      of the Shell Partner    One Shell Plaza
      Group:                  900 Louisiana, Room 4401A
                              Houston, Texas 77002
                              Attn: Mr. Jack E. Little
                              Telecopier:  (713) 241-6946

      If to any member        c/o Tejas Gas Corporation
      of the Tejas Partner    1301 McKinney, Suite 700
      Group:                  Houston, Texas 77010
                              Attn:  James W. Whalen
                              Telecopier:  (713) 658-9600

      In each of the above    Coral Energy, L.P.
      cases, with a copy      909 Fannin St., Suite 700
                              Houston, Texas  77010
                              Attn:  Murry Gerber
                              Telecopier:  (713) 767-5440

      Each notice or demand given by hand shall be effective as of its delivery to the other Partners as so provided. Each notice given by telegram or telefax shall be effective as of the date on which such telegram or telefax is transmitted and confirmation of delivery thereof is received. Each notice or demand given by mail shall be deemed delivered and effective on the earlier to occur of (a) the date of delivery as shown by the return receipt or (b) three
(3) Business Days after the mailing thereof in accordance with the provisions hereof. Any Partner may change its address for purposes of receiving notices by giving notice thereof to the other Partners as provided in this ARTICLE XII.

      12.10 BINDING ARBITRATION.

      Any controversy or claim ("claim"), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss.1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

      The arbitration shall be held in Houston, Texas.

      There shall be one arbitrator.

      The arbitrator shall determine the claims of the parties and render a final award in accordance with the substantive law of the State of Delaware, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing.

      Any claim by any party shall be time-barred if the asserting party commences arbitration with respect to such claim later than two years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any claim of defending party (including any counterclaim or setoff) shall be tolled while the arbitration is pending.

      The obligation to arbitrate any claim shall extend to the successors, assigns and Third Party beneficiaries of the parties. The parties shall use their best efforts to cause the obligation to arbitrate any claim to extend to any officer, director, employee, shareholder, agent, trustee, affiliate, or subsidiary. The terms hereof shall not limit any obligations of a party to defend, indemnify or hold harmless another party against court proceedings or other claims, losses, damages or expenses.

      The arbitrator shall order the parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a party, to produce other relevant documents, to answer up to ten interrogatories (including subparts), to respond to up to ten requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such party has listed and up to four other persons within such party's control. Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator upon a finding of good cause.

      Each party shall bear its own costs, expenses and attorney's fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney's fees in connection with such court proceeding.

      In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrator (or in any event for longer than 60 days).

      If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this provision.

      12.11 CONFIDENTIAL INFORMATION.

            (a) For the purpose of this SECTION 12.11, "Confidential Information" shall mean:

                  (i) any knowledge, information, technical data or know how supplied by any Partner or its Affiliates (the "Disclosing Partner"), including, for the avoidance of doubt, Non-North American Shell Affiliates, to one or more of the other Partners or to the Partnership (the "Receiving Partner") concerning the Disclosing Partner's proprietary information; and

                  (ii) any information relating to the business of any Partner or of an Affiliate of any Partner (including, for the avoidance of doubt, Non-North American Shell Affiliates), of which a Partner learns as a result of its involvement with the Partnership;

            In each case whether in writing, drawings, and computer programs or in any other way as well as all data derived therefrom. The Partners agree to procure between them the compliance of the Partnership with the provisions of this SECTION 12.11.

            (b) Each Disclosing Partner warrants to the other that it is the licensee or proprietor of the Confidential Information disclosed by it and is authorized to disclose it on the terms of this Agreement.

            (c) Each Partner undertakes, and agrees to procure that the Partnership will undertake, both during the continuance of the Partnership and, in the case of the Partners only, for a period of ten years following its termination for any reason and other than in respect of its own Confidential Information:

                  (i) To keep confidential and in safe custody all Confidential
            Information and not to disclose to any Third Party any Confidential Information except with the prior written consent of the Disclosing Partner or its Affiliate.

                  (ii) To limit access to Confidential Information to those of its employees who reasonably require such information for the purposes of the Partnership's business, to inform each employee of the foregoing restrictions as to the confidentiality, disclosure and use of such Confidential Information and to insure that each such employee shall observe such restrictions;

                  (iii) To insure that any Third Party to which any Confidential
            Information is disclosed pursuant to (a) above shall keep the same confidential, shall not disclose it to any other Third Party, shall not use such information other than for the purposes to which the Disclosing Partner or its Affiliate has given its consent and shall comply with such restrictions as the Disclosing Partner or its Affiliate may impose in giving its consent pursuant to (a) above.

            (d) The foregoing restrictions concerning confidentiality shall not apply to any Confidential Information which is or becomes public knowledge otherwise than by default on the part of the Partnership or one of the Receiving Partners or which is or becomes lawfully available to the Partnership or the Receiving Partners otherwise than directly or indirectly from the Disclosing Partner or its Affiliates and without restriction on the Partnership or the Receiving Partnership against subsequent use, duplication or disclosure.

            (e) In the event that the Receiving Partner is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigations demand or similar process) to disclose any Confidential Information, the Receiving Partner agrees that it shall provide the Disclosing Partner with prompt written notice of such request, including identifying information about the legal proceeding and the parties thereto, so that the Disclosing Partner may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, the Receiving Partner agrees that it shall furnish only that portion of the Confidential Information which is legally required and shall exercise its best efforts to obtain reliable assurance that confidential treatment shall be accorded to the Confidential Information which is disclosed in such manner.

      12.12 WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES; EXPRESS NEGLIGENCE. NO PARTY TO THIS AGREEMENT OR THEIR AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, LOSS OF USE OF PROPERTY, LOSS OF PROFITS, LOSS OF PRODUCTS OR BUSINESS INTERRUPTION. WHENEVER, IN THIS AGREEMENT, ANY INITIAL AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT WHATSOEVER, ANY OF THE PARTNERS, THEIR AFFILIATES, OR THE PARTNERSHIP AND/OR CEC AND THEIR RESPECTIVE AFFILIATES AGREE TO INDEMNIFY EACH OTHER OR ANY OF THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, OR AGENTS, IT IS THE INTENT AND AGREEMENT OF SUCH PARTIES THAT SUCH INDEMNITY BE WITHOUT REGARD TO THE CAUSES THEREOF (EXCEPT AS EXPRESSLY OTHERWISE STATED IN SUCH INDEMNITY PROVISION), INCLUDING, WITHOUT LIMITATION, THE

NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY.

      12.13 CONFLICTS WITH INITIAL AGREEMENTS. In the event of any conflict between any provision of this Agreement and any provision of any of the Initial Agreements, the provisions of this Agreement shall prevail.

      12.14 MERGER. From and after the Effective Date, this Agreement amends, restates, supersedes and replaces the Original Partnership Agreement, the First Amendment Agreement, the Second Amendment Agreement, and the Third Amendment Agreement, the letter of intent dated September 5, 1996, and the confidentiality agreement dated October 16, 1995. The Original Partnership Agreement, as amended and in effect from time to time, shall continue to apply with respect to periods prior to the Effective Date to establish the rights and obligations of the Tejas Partner Group and the Shell Partner Group under the Sale and Purchase Agreement dated as of January 1, 1997.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Shell Coral Resources GP Company    Tejas Coral GP Company

By:                                       By:
Title:                                    Title:


Shell Coral Investment Company      Tejas Coral Energy Company

By:                                       By:
Title:                                    Title:


Shell Coral Resources Company       Tejas Coral Resources Company

By:                                       By:
Title:                                    Title:

Salmon Holdings, Inc.               Salmon Resources Ltd.

By:                                       By:
Title:                                    Title:

      The undersigned have executed this Agreement solely for the purpose of confirming their agreement to SECTIONS 3.6, 8.1, 8.3, 8.4, 8.7, 8.12, 9.3, 12.1 (AS TO TEJAS PARENT AND SHELL PARENT ONLY), 12.12, 12.13 AND 12.14 hereof.

Shell Oil Company                         Tejas Gas Corporation

By:                                       By:
Title:                                    Title:


Shell Canada Limited

By:
Title:

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                  EXHIBIT A1



                                               INITIAL CAPITAL       PARTNERSHIP
          NAME                                  CONTRIBUTION         PERCENTAGES
          ----                                 ---------------       -----------
GENERAL PARTNERS
      Shell Gas Marketing Company                       *            0.66-2/3%
      ("Shell GP")

      Tejas Coral GP Company                            *            0.33-1/3%
      ("Tejas GP")

LIMITED PARTNERS
      Shell Gas Investment Company                      *             3.4786%
      ("Shell LP2")

      Tejas Coral Resources Company                     *             1.7468%
      ("Tejas LP2")

      Shell Gas Trading Company                         *            47.9117%
      ("Shell LP1" after November 1, 1995)

      Tejas Coral Energy Company                        *         not applicable
      ("Tejas LP1" after December 31, 1995)

The following companies, together with Shell
Gas Trading Company, comprise
"Shell LP1" until November 1, 1995:
--------------------------------------------
      Shell Offshore Inc.                               *            11.3700%

      Shell Western E&P Inc.                            *             3.2397%

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

The following companies comprise
"Tejas LP1" until December 31, 1995:
------------------------------------
      Tejas Gas Corp.                                     *          0.0014%
      Tejas-Gulf Corporation                              *          0.2556%
      Tejas Hydrocarbons Company                          *          1.1452%
      Gulf Energy Pipeline Company                        *          0.9212%
      Gulf Energy Marketing Company                       *          1.6857%
      LEDCO Inc.                                          *          0.0176%
      Louisiana State Gas Corporation                     *          0.0817%
      Acadian Gas Pipeline System                         *          0.0032%
      Pontchartrain Natural Gas System                    *         14.4513%
      Calcasieu Gas Gathering System                      *          0.5827%
      Spindletop Gas Distribution System                  *          0.9185%
      Cypress Gas Pipeline Company                        *          1.0289%
      Cypress Gas Marketing Company                       *          0.3148%
      Tejas Gas Marketing Company                         *          9.6323%
      Tejas Gas Pipeline Company                          *          0.0000%
      Tejas Gas Transmission Company                      *          0.2131%

TOTAL                                                     *           100%
---------------------
  * Those Shell LP1 Economic Interest Contributions identified on EXHIBIT C to the Agreement that belong to such limited partner, having a Net Agreed Value of
* in the aggregate for all Shell LP1 Economic Interest Contributions contributed by all contributing entities.

 ** Those Tejas LP1 Economic Interest Contributions identified on EXHIBIT D to the Agreement that belong to such limited partner, having a Net Agreed Value of
* in the aggregate for all Tejas LP1 Economic Interest Contributions contributed by all contributing entities.

*** Those Tejas LP1 Economic Interest Contributions identified on EXHIBIT D to the Agreement that belong to G C Marketing Company and that are distributable to Tejas Gas Transmission Company on account of its partnership interest in G C Marketing Company (consisting of approximately 70% interest in the G C Marketing Company earnings and distributions).

                                  EXHIBIT A2

          ORIGINAL PARTNERS IN THE PARTNERSHIP AS OF NOVEMBER 1, 1995

GENERAL PARTNERS:

      Shell Gas Marketing Company (now known as Shell Coral Resources GP
        Company)
      Tejas Alliance GP Company (now known as Tejas Coral GP Company)

LIMITED PARTNERS:

      Shell Gas Investment Company (now known as Shell Coral Investment Company) Shell Gas Trading Company
      Shell Offshore Inc. ("SOI")
      Shell Western E&P Inc. ("SWEPI")
      Tejas Alliance Resources Company (now known as Tejas Coral Resources
        Company)
      Tejas Alliance Energy Company (now known as Tejas Coral Energy Company)

      and:

      Tejas Gas Corp.
      Tejas-Gulf Corporation
      Tejas Hydrocarbons Company
      Gulf Energy Pipeline Company
      Gulf Energy Marketing Company
      LEDCO Inc.
      Louisiana State Gas Corporation
      Acadian Gas Pipeline System
      Pontchartrain Natural Gas System
      Calcasieu Gas Gathering System
      Spindletop Gas Distribution System
      Cypress Gas Pipeline Company
      Cypress Gas Marketing Company
      Tejas Gas Marketing Company
      Tejas Gas Pipeline Company
      Tejas Gas Transmission Company (together "Tejas LP1")

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                  EXHIBIT A3

              Agreed Value of Contributed Contracts as of 1/1/97

                              SHELL LP1      TEJAS LP1
                            -------------   ----------
Agreed Value at 11/1/95     $     *           $    *
1995 Amortization/True-up         *                *
1996 Amortization/True-up         *                *
                            --------------------------

Agreed Value 1/1/97         $     *           $    *
                            ==========================

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                  EXHIBIT A4

                    SALMON GP AND LP CAPITAL CONTRIBUTIONS

      Reference is made to the Asset Purchase Agreement dated April 1, 1997, between Salmon GP, Salmon LP and the Partnership for the list of cash, promissory note, contracts, and other assets contributed to the Partnership by Salmon LP and Salmon GP.

      The Net Agreed Value of the Salmon LP contributed contracts is U.S.*.

      For clarity, it is understood and agreed that Salmon LP shall receive capital account credit for the U.S.* promissory note referenced in the Asset Purchase Agreement upon payment of the principal thereof, but not before.

                                   EXHIBIT B

                              INITIAL AGREEMENTS

1. Gas Sale and Purchase Contract dated as of November 1, 1995, by and between Tejas Gas Corp., as Seller, and the Partnership, as Buyer.

2. Gas Sale and Purchase Contract dated as of November 1, 1995, by and between Acadian Gas Corporation, as Seller, and the Partnership, as Buyer.

3. Gas Sale and Purchase Contract dated as of November 1, 1995, by and between SWEPI, as Seller, and the Partnership, as Buyer.

4. Gas Sale and Purchase Contract dated as of November 1, 1995, by and between Shell Frontier Oil & Gas Inc. ("SFOGI"), as Seller, and the Partnership, as Buyer.

5. Gas Sale and Purchase Contract dated as of November 1, 1995, by and between SOI, as Seller, and the Partnership, as Buyer.

6. Services Administration Agreement dated as of November 1, 1995, by and between the Partnership and SOI, pursuant to which the Partnership will receive a services fee in respect of natural gas volumes of SOI.

7. Gas Purchase and Sale and Administration Agreement dated as of November 1, 1995, by and between the Partnership and SGTC, pursuant to which the Partnership will sell natural gas to SGTC.

8. Services Administration Agreement dated as of November 1, 1995, by and between the Partnership and SWEPI, pursuant to which the Partnership will receive a services fee in respect of natural gas volumes of SWEPI.

9. Services Administration Agreement dated as of November 1, 1995, by and between the Partnership and SMACKOVER Shell Limited, pursuant to which the Partnership will receive a services fee in respect of natural gas volumes of SMACKOVER Shell Limited.

10. Gas Sale and Purchase Contract dated as of April 1, 1997, by and between Salmon Resources Ltd., as Seller, and Coral Energy Resources, L.P., as Buyer.

11. Contract Management Agreement dated as of April 1, 1997, by and between Salmon Resources Ltd. and Coral Energy Resources, L.P.

                                   EXHIBIT C

                   SHELL LP1 ECONOMIC INTEREST CONTRIBUTIONS

Except for the exclusions described in SECTION 3.1 of each Gas Sale and Purchase Contract, with a Shell Partner Group entity, that is identified on EXHIBIT B hereto, all contracts of SGTC, SOI, SWEPI, SFOGI, and other members of the Shell Partner Group as set forth on EXHIBIT C-2 will be contributed to the Partnership or the economic benefit thereof in excess of applicable market index prices will be contributed through assignment of a net profits interest or through a marketing fee. Without limiting the foregoing, in particular, the Shell Partner
Group:

1. has attached as EXHIBIT C-2 a list of those agreements which are contributed to the Partnership hereunder effective November 1, 1995. Those agreements which are indicated on EXHIBIT C-2 as not to be assigned or which are not assignable will be handled by the Partnership as an independent contractor.

2. will terminate existing SGTC gas purchase agreements with SOI, SWEPI, and any other relevant Shell Affiliates on or before November 1, 1995.

3. will address the existing Redwood arrangement prior to November 1, 1995, by the contribution to the Partnership of their contract with Redwood and will not contribute the NORSTAR arrangements, but will provide the True-up payments described in EXHIBIT C-3.

4. has attached Exhibits to the Services Administration Agreements effective November 1, 1995 listed on EXHIBIT B indicating contracts not assigned or not assignable for which the economic benefit accrues to the Partnership.

5. will transfer the SGTC Risk Book and risk management position in respect of its hedging position to the Partnership as of November 1, 1995.

                   EXHIBIT C-2 TO THE PARTNERSHIP AGREEMENT

Reference is made to EXHIBIT C-2 to the Limited Partnership Agreement of Coral Energy, L.P., dated as of September 1, 1995, the terms and provisions of which are incorporated herein as fully as though repeated verbatim herein.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                EXHIBIT C-3 TO THE PARTNERSHIP AGREEMENT

                                NORSTAR

I.    The following special true-up mechanism modifies the one described in
      SECTION 3.3 (b) of the Agreement for NORSTAR since its contribution is net income before taxes (hereinafter, "Earnings"), not cash.

II.   The approximate net present value of NORSTAR's Earnings is *.

III.  NORSTAR's Earnings are projected as follows:

            YEAR          AMOUNT ($MM)-UNDISCOUNTED
            ----          -------------------------
            1995                     *
            1996                     *
            1997                     *
            1998                     *
            1999                     *
            2000-2004                * per year

IV. For years 1995-1998, Shell will true-up against the Earnings in schedule III (hereinafter "Schedule") above, with cash if NORSTAR does not achieve the Earnings in the Schedule.

      A. All Earnings above the Schedule are "banked" by Coral Energy Resources, L.P. (hereinafter "Coral") for Shell's credit.

      B. Banked excess Earnings may not be used to offset an Earnings shortfall in future years (i.e. each year is trued-up on a stand alone basis, comparing Earnings per Schedule to actual annual NORSTAR Earnings). Banked excess Earnings shall be treated as a liability of Coral to the applicable Shell Partner and not recorded in that Shell Partner's Capital Account.

      C. When NORSTAR distributions except for tax distributions (such distributions, excluding tax distributions, are hereinafter referred to as "Distributions") are made, then Coral will distribute the Distributions to Shell to the extent of Shell's "banked" excess Earnings over the Schedule.

V. For years 1999-2004, Shell is still obligated to true-up any Earnings shortfall as projected in the Schedule above with cash.

      A.    All Earnings above the Schedule accrue to Coral.

      B. Any Distributions applicable to any "banked" Shell excess Earnings for 1995-1998 will be distributed by Coral to Shell.

      C. All Distributions in excess of Shell's 1995-1998 "banked" excess Earnings entitlement accrue to Coral.

VI.   For years 2005 and beyond, Shell does not true-up Earnings by NORSTAR.

      A. Coral gets the benefit of all Earnings (or the detriment of any losses) accruing to the ownership of NORSTAR.

      B. Any Distributions applicable to any "banked" Shell excess Earnings for 1995-1998 will be distributed by Coral to Shell.

      C. All Distributions in excess of Shell's 1995-1998 "banked" excess Earnings entitlement accrue to Coral.

VII. If NORSTAR or any part of NORSTAR is sold, net sales proceeds (sales proceeds less all costs incident to the sale) will be distributed in the following order:

      A.    Shell gets net sale proceeds to the extent of its "banked" Earnings.

      B. Coral gets net sale proceeds to the extent of the cumulative undistributed Earnings less the Shell "banked" Earnings. In addition, Coral will receive a ten percent return through date of sale on the undistributed Earnings accumulated from 11/1/95 through the earlier of 12/31/98 or date of sale.

      C. Shell gets NPV credit against its remaining true-up obligations shown in the Schedule.

      D. Coral gets remaining funds over and above Shell's obligation shown in the Schedule.

                                EXHIBIT D

                TEJAS LP1 ECONOMIC INTEREST CONTRIBUTIONS

Reference is made to EXHIBIT D to the Limited Partnership Agreement of Coral Energy, L.P., dated as of September 1, 1995, which Exhibit is hereby incorporated by reference herein as fully as though repeated verbatim herein.

                                EXHIBIT E

   PROJECTED SALES MARGINS OF SHELL LP ECONOMIC INTEREST CONTRIBUTIONS

Reference is made to EXHIBIT E to the Limited Partnership Agreement of Coral Energy, L.P., dated as of September 1, 1995, which Exhibit is hereby incorporated by reference herein as fully as though repeated verbatim herein.

                                EXHIBIT F

  PROJECTED SALES VOLUMES OF TEJAS LP1 ECONOMIC INTEREST CONTRIBUTIONS

Reference is made to EXHIBIT F to the Limited Partnership Agreement of Coral Energy, L.P., dated as of September 1, 1995, which Exhibit is hereby incorporated by reference herein as fully as though repeated verbatim herein.

                                EXHIBIT G

                          INITIAL BUSINESS PLAN

Reference is made to EXHIBIT G to the Limited Partnership Agreement of Coral Energy, L.P., dated as of September 1, 1995, which Exhibit is hereby incorporated by reference herein as fully as though repeated verbatim herein.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                EXHIBIT H

              SALMON VOLUME PROJECTIONS PER SECTION 3.6(a)

     PIPELINE         EXPECTED VOLUME         UNITS              TERM
     --------         ---------------         -----              ----
PGT                          *               MMBtu/D         1997 -> 2010
Kern River                   *               MMBtu/D         1997 -> 2007
==================  ================== ================== ==================

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                EXHIBIT I

CAPITAL ACCOUNT OPENING BALANCES/PARTNERSHIP PERCENTAGES AT APRIL 1, 1997

                                 PARTNERSHIP                        CAPITAL
NAME OF PARTNER                  PERCENTAGE                         ACCOUNT*
---------------                  -----------                        --------
Shell GP                           0.4400%                  US$        *
Shell LP1                         41.2641%                             *
Shell LP2                          2.2959%                             *
                                   -------                           ---
   Subtotal                       44.0000%                             *

Tejas GP                           0.4400%                             *
Tejas LP1                         27.5028%                             *
Tejas LP2                         16.0572%                             *
                                  --------                           ---
   Subtotal                       44.0000%                             *

Salmon GP                          0.1200%                             *
Salmon LP                         11.8800%                             *
                                  --------                           ---
   Subtotal                       12.0000%                             *

Total at 4/1/97                  100.0000%                  US$        *
                                 =========                           ===
----------------------------
* For clarity, it is understood and agreed that Salmon LP shall receive capital account credit for the U.S. * promissory note referenced in the Asset Purchase Agreement upon payment of the principal thereof, but not before.

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                EXHIBIT J

                     DEFINITION OF APPLICABLE AMOUNT

      As used in the Agreement to which this EXHIBIT J is attached, the following terms shall have the following indicated meanings:

A. "AGGREGATE APPLICABLE AMOUNT" means Canadian $*, as to the aggregate amount of amortization to be reallocated from members of the Tejas Partner Group to Salmon LP, and means Canadian $*, as to the aggregate amount of amortization to be reallocated from members of the Shell Partner Group to Salmon LP, in each case adjusted periodically as provided in Paragraph C below, to total the sum of the Applicable Amounts described in Paragraph B below.

B. "APPLICABLE AMOUNT" means the following respective amount of amortization to be reallocated from members of the Tejas Partner Group and the Shell Partner Group, respectively, to Salmon LP, in each of the following years, converted to U.S. $ as provided in Paragraph C below:

                                     AMOUNT (EXPRESSED IN CANADIAN $)
                                   TO BE REALLOCATED TO SALMON LP FROM:
                                -----------------------------------------
                                SHELL PARTNER
             YEAR                   GROUP            TEJAS PARTNER GROUP
             ----               -------------       ---------------------
                                                      LP1           LP2
                                                    --------       ------
             1997                     *                *             *
             1998                     *                *             *
             1999                     *                *             *
             2000                     *                *             *
             2001                     *                *             *
             2002                     *                *             *

CONFIDENTIAL TREATMENT. (NOTE: * INDICATES OMITTED MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.)

                                    AMOUNT (EXPRESSED IN CANADIAN $)
                                  TO BE REALLOCATED TO SALMON LP FROM:
                                  ------------------------------------
             2003                     *            *            *
             2004                     *            *            *
             2005                     *            *            *
Aggregate Applicable Amount:          *            *            *

C. The amounts set forth in Paragraphs A and B above shall be converted to U.S.$ periodically as follows:

            (i) Each Applicable Amount shall be converted to U.S.$ using the currency exchange rate utilized in the Coral Energy, L.P. consolidated financial statements for the applicable period.

            (ii) The Aggregate Applicable Amount shall be adjusted to reflect U.S.$ as each conversion is made, so that, after the last such conversion, the Aggregate Applicable Amount shall be comprised of the sum of each periodic amount following conversion into U.S.$.

                                    -2-